Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT TO TERM LOAN AGREEMENT AND FIRST AMENDMENT TO

PLEDGE AGREEMENT

This SECOND AMENDMENT TO TERM LOAN AGREEMENT, dated as of December 30, 2021 (this “Amendment”), is by and among PATHLIGHT CAPITAL LP, in its capacity as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity together with its successors and permitted assigns in such capacity, the “Collateral Agent”), the Lenders under and as defined in the Existing Credit Agreement defined below party hereto (collectively, the “Consenting Lenders”), ARMSTRONG FLOORING, INC., a Delaware corporation (the “Company”), ARMSTRONG FLOORING PTY LTD, an Australian proprietary limited company (the “Australian Borrower”, and together with the Company, collectively, the “Borrowers” and each, a “Borrower”), and the guarantors party hereto (collectively with the Borrowers, the “Loan Parties”).

W I T N E S E T H :

WHEREAS, the Administrative Agent, certain financial institutions from time to time party thereto as lenders (collectively, the “Lenders”) and the Loan Parties (other than the Australian Borrower) are parties to that certain Term Loan Agreement, dated as of June 23, 2020 (as otherwise heretofore amended, supplemented or modified, the “Existing Credit Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Existing Credit Agreement).

WHEREAS, the Company has requested that the Administrative Agent and the Lenders (i) make an additional term loan to the Company’s wholly owned Subsidiary, the Australian Borrower and, in connection therewith, join the Australian Borrower as a Borrower and a Loan Party under the Existing Credit Agreement and the other Loan Documents, and (ii) consent to certain amendments to the Existing Credit Agreement, as more specifically set forth herein.

WHEREAS, the Administrative Agent and the Consenting Lenders have agreed to such requests, subject to the terms and conditions of this Amendment.

WHEREAS, by this Amendment, the Administrative Agent, the Collateral Agent and the Consenting Lenders (which Consenting Lenders constitute the Required Lenders), and the Borrowers desire and intend to evidence the amendments set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Credit Agreement.

(a) Effective as of the Second Amendment Effective Date (as defined below), the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), each as set forth in the pages of a conformed copy of the Existing Credit Agreement, as amended hereby, attached as Annex A hereto (as so amended, the “Amended Credit Agreement” and the Amended Credit Agreement as otherwise amended, restated, supplemented or otherwise modified from time to time on or after the date hereof, the “Credit Agreement”).

(b) Effective as of the Second Amendment Effective Date, (i) the schedules to the Credit Agreement attached as Annex B hereto are revised or added, as indicated thereon and (ii) Schedule 7.11 to the Credit Agreement is replaced by Schedule 7.11 attached as Annex C hereto.

2. Amendments to Pledge Agreement.

(a) Effective as of the Second Amendment Effective Date, Section 2(a)(i) of the Pledge Agreement is amended by (a) deleting the first clause preceding subclause (A) in its entirety and (b) replacing it with the following:

“One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of (i) the issued and outstanding Equity Interests owned by such Pledgor of the Australian Borrower and each Material Domestic Subsidiary set forth on Schedule 2(a) attached to the Second Amendment and (ii) the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and at least 65% (or as much as may be pledged without giving rise to material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary of the Borrower (other than the Australian Borrower) that is directly owned by such Grantor, including the Equity Interests of the Subsidiaries owned by such Grantor as set forth on Schedule 5.21(f) to the Second Amendment (as updated from time to time after the Second Amendment Effective Date in accordance with the Credit Agreement), in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Equity Interests described in Section 2(b) and 2(c) below, the “Pledged Shares”), including, but not limited to, the following:”

(b) Effective as of the Second Amendment Effective Date, Schedule 2(a) to the Pledge Agreement is replaced by Schedule 2(a) attached as Annex D hereto.

3. Joinder of Australian Borrower. Each of the Borrowers hereby agrees as follows for the benefit of the Secured Parties:

(a) The Australian Borrower hereby acknowledges, agrees and confirms that, by its execution of this Amendment, the Australian Borrower will be deemed to be a party to and a “Borrower” under the Credit Agreement and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement and the other Loan Documents as a Borrower. The Australian Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents. Without limiting the generality of the foregoing terms of this Section 3(a), the Australian Borrower hereby guarantees, jointly and severally together with the other Loan Parties, the prompt payment of the Obligations in accordance with Article X of the Credit Agreement.

(b) Each of the Borrowers hereby agree that all of the representations and warranties contained in Article V of the Credit Agreement and each other Loan Document are true and correct as of the date hereof.

(c) The Australian Borrower acknowledges and confirms that it has received a copy of the Existing Credit Agreement and the schedules and exhibits thereto and each Loan Document and Collateral Document and the schedules and exhibits thereto.

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(d) Each Loan Party (other than the Australian Borrower) confirms that the Existing Credit Agreement is, and upon the Australian Borrower becoming a Borrower, shall continue to be, in full force and effect as amended hereby. The parties hereto confirm and agree that immediately upon the Australian Borrower becoming a Borrower the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Australian Borrower under the Credit Agreement and under each other Loan Document.

(e) Each Loan Party agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Section 3.

4. Conditions Precedent. The amendments, consents and other agreements contained herein shall only be effective upon the satisfaction or waiver by the Administrative Agent and Consenting Lenders of each of the following conditions precedent (the date of such satisfaction or waiver, the “Second Amendment Effective Date”):

(a) the Administrative Agent shall have received a copy of (i) this Amendment, dated as of the date hereof, in form and substance reasonably acceptable to the Administrative Agent, duly executed by the Borrowers and each other Loan Party, the Administrative Agent, the Collateral Agent and Lenders sufficient to constitute Required Lenders and (ii) the Fee Letter, dated as of the date hereof, in form and substance reasonably acceptable to the Administrative Agent, duly executed by the Borrowers;

(b) payment of all fees required to be paid to the Administrative Agent and the Lenders on or before the Second Amendment Effective Date, and all expenses in connection with this Amendment required to be reimbursed in accordance with Section 11.04 of the Credit Agreement, in each case, to the extent invoiced or otherwise documented no later than the date that is on or before the Second Amendment Effective Date;

(c) the Administrative Agent shall have received an Officer’s Certificate dated the Second Amendment Effective Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), with respect to the Australian Borrower, its members register, the resolutions, or, in the case of the Australian Borrower, resolutions or extracts of resolutions, of the governing body of each Loan Party, the good standing, existence or its equivalent (if generally available in the applicable jurisdiction) of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party;

(d) the Administrative Agent shall have received favorable opinions of U.S. and Australian counsel for the Loan Parties, dated the Second Amendment Effective Date and addressed to the Administrative Agent and the Lenders, including, without limitation, with respect to the Australia Mortgage and continuing security interests and otherwise in form and substance acceptable to the Administrative Agent;

(e) the Administrative Agent shall have received a complete, fully executed amendment to the Amended and Restated Intercreditor Agreement, in the form of Exhibit F attached hereto (the “Amended and Restated Intercreditor Agreement”);

(f) the Administrative Agent shall have received copies of the complete, fully executed fifth amendment to the ABL Credit Agreement, in form and substance satisfactory to the Agent and the Lenders (the “ABL Amendment”), including all schedules, annexes and exhibits thereto, and each other document, agreement or instrument entered into by any Loan Parties in connection with the Fifth Amendment to ABL Credit Agreement and the First Amendment to ABL Pledge Agreement, including, without limitations, written consent of the ABL Agent to the amendments effected hereby and in accordance with Section 5.2 of the Intercreditor Agreement;

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(g) the Administrative Agent (or a representative thereof) shall have received (i) original, fully executed, compiled and notarized (if required) copies of the AUS Security Documents (under and as defined in the Amended Credit Agreement), other than the AUS Intercreditor Note and AUS Subordination Agreement (which, for the avoidance of doubt, will be delivered on a post-closing basis in accordance with Amended Credit Agreement), and (ii) all such other documents, agreements, instruments, certificates or notices as the Administrative Agent, or any Lender party hereto, may reasonably require in order to (i) carry out more effectively the purposes of this Amendment, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so;

(h) no order, injunction or judgment has been entered into prohibiting the closing of the Amendment;

(i) the representations and warranties set forth in Section 7 of this Amendment shall be true and correct; and

(j) the Loan Parties shall delivered such other documents and satisfied such other conditions as requested by the Administrative Agent and the Lenders, including those listed on the closing list delivered in connection therewith.

5. GOVERNING LAW. SUBJECT TO SECTION 15, THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

7. Affirmation of Loan Parties. Each Loan Party hereby consents to the amendments and modifications to the Credit Agreement effected hereby, and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Credit Agreement, as amended and modified hereby, or in any other Loan Documents to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended and modified by this Amendment. Without limiting the generality of the foregoing, the execution of this Amendment shall not constitute a novation, and the Collateral Documents and all of the Collateral described therein and Liens granted in favor of the Administrative Agent created thereunder do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents to the extent provided in the Collateral Documents and that all such Liens continue to be perfected as security for the Obligations secured thereby.

8. Representations and Warranties. In order to induce the Administrative Agent, the Collateral Agent and the Consenting Lenders to enter into this Agreement, each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders as follows:

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(a) the representations and warranties made by each Loan Party in Article V of the Existing Credit Agreement (as amended hereby and as otherwise amended, restated, supplemented or modified from time to time in accordance with its terms, the “Credit Agreement”) and in each of the other Loan Documents to which such Loan Party is a party are true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date in which case they are true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Effect) as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement will be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(b) the Persons appearing as Guarantors on the signature pages to this Amendment constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a guarantor thereunder;

(c) this Amendment has been duly authorized, executed and delivered by each of the other Loan Parties party hereto and constitutes a legal, valid and binding obligation of each such party, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(d) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

9. Reference to and Effect on the Credit Agreement and the Loan Documents.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement and/or the Pledge Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement or the Pledge Agreement, as the case may be, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “Pledge Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement or the Pledge Agreement, as the case may be, shall mean and be a reference to the Credit Agreement or Pledge Agreement, as applicable, in each case as amended and modified by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended and modified by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver or novation of any right, power or remedy of any Lender, the Collateral Agent or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or novation of any provision of any of the Loan Documents.

(d) The Administrative Agent, the Lenders and the Loan Parties agree that this Amendment shall be a Loan Document for all purposes of the Credit Agreement (as specifically amended by this Amendment) and the other Loan Documents.

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10. Waiver, Modification, Etc. No provision or term of this Amendment may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.

11. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

12. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

13. Release; Indemnification

(a) Release. In further consideration of Administrative Agent’s, Collateral Agent’s and each Consenting Lender’s execution of this Amendment, the Borrower and the Guarantors, individually and on behalf of their successors (including any trustees or any debtor-in-possession acting on behalf of Borrower or a Guarantor), assigns, subsidiaries and affiliates, hereby forever release each of the Administrative Agent, Collateral Agent and the Lenders and their respective successors, assigns, parents, subsidiaries, and affiliates and their officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity), and obligations of every nature whatsoever (other than any obligations to advance Loans under and in accordance with the Credit Agreement), whether liquidated or unliquidated, whether matured or unmatured, whether fixed or contingent that Borrower or any Guarantor has or may have against the Releasees, or any of them, in each case which arise from or relate to any actions which the Releasees, or any of them, have or may have taken or omitted to take in connection with the Credit Agreement or the other Loan Documents prior to the date hereof (including with respect to the Obligations, any Collateral and any third parties liable in whole or in part for the Obligations). This provision shall survive and continue in full force and effect whether or not the Loan Parties shall satisfy all other provisions of the Credit Agreement or the other Loan Documents.

(b) Related Indemnity. The Borrower and each Guarantor hereby agree that its release of the Releasees set forth in Section 12(a) hereof shall include an obligation to indemnify and hold the Releasees, or any of them, harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including officers, directors, agents, trustees, creditors, partners or shareholders of the Borrower or any Guarantor or any parent, subsidiary or affiliate of Borrower or such Guarantor, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation, common law principle or otherwise arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment or any other document executed in connection herewith; provided, that Borrower shall not be liable for any indemnification to a Releasee to the extent that any such liability, obligation, loss, penalty, action, judgment, suit, cost, expense or disbursement results from the applicable Releasee’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of the Credit Agreement and the other Loan Documents.

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14. Consent to Fifth Amendment to ABL Credit Agreement and Amended and Restated Intercreditor Agreement. In accordance with Section 5.2 of the Intercreditor Agreement as in effect immediately prior to the Second Amendment Effective Date, each of the undersigned Consenting Lenders hereby authorizes the Administrative Agent to consent to, and the Administrative Agent hereby consents to the amendments to the ABL Credit Agreement effected by, the Fifth Amendment to ABL Credit Agreement in the form and substance attached as Annex E hereto. In connection with the transactions contemplated hereby and by Fifth Amendment to ABL Credit Agreement, the undersigned Consenting Lenders hereby consent to the terms and conditions of the Amended and Restated Intercreditor Agreement attached as Annex F hereto and authorize and direct the Administrative Agent to enter into the Amended and Restated Intercreditor Agreement.

15. Irrevocable Election to Cash Dominion. Effective upon the Second Amendment Effective Date, the U.S. Borrower hereby irrevocably elects to cause the Dominion Trigger Period to commence on February 1, 2022 and continue at all times thereafter.

16. Appointment of Australian Security Trustee. For the purposes of any Liens created under Collateral Documents governed by the laws of Australia, the following additional provisions shall apply, in addition to the provisions set out in this Section 15 or otherwise hereunder.

(a) The Administrative Agent, each Lender, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent acknowledge and agrees to the appointment of (and by entering into a Swap Contract or Cash Management Agreement, each Hedge Bank and Cash Management Bank, as applicable, shall be deemed to appoint) the Collateral Agent under the terms of the Australian Security Trust Deed to act as its trustee under and in relation to all Collateral Documents governed by the laws of Australia and to hold the assets subject to the security thereby created as trustee for the Secured Parties on trust and on the terms contained in the Collateral Documents governed by the laws of Australia and the Secured Parties authorize the Collateral Agent under the terms of the Australian Security Trust Deed to exercise such rights, remedies, powers and discretions as are specifically delegated to the Collateral Agent by the terms of the Collateral Documents governed by the laws of Australia together with all such rights, remedies, powers and discretions as are reasonably incidental thereto and the Collateral Agent accepts that appointment.

(b) The Administrative Agent, each Lender, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent acknowledge and agrees to the appointment of (and by entering into a Swap Contract or Cash Management Agreement, each Hedge Bank and Cash Management Bank, as applicable) hereby:

(i) acknowledge that they are aware of, and consent to, the terms of the Australian Security Trust Deed;

(ii) agree to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (as that term is defined in the Australian Security Trust Deed);

(iii) acknowledge that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement; and

(iv) for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (as defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.

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(c) This Section 15 is executed in favor of the Collateral Agent, in its capacity as the Australian Security Trustee and each Beneficiary (as defined in the Australian Security Trust Deed) from time to time.

(d) Notwithstanding the applicability of Section 4 to the remainder of this Amendment, the law of New South Wales governs this Section 15 and the parties submit to the exclusive jurisdiction of the courts of New South Wales and of the Commonwealth of Australia in relation to this Section 15.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

PATHLIGHT CAPITAL LP,
as Administrative Agent, Collateral Agent and Australian Security Trustee

By:
Typed Name: Katie Hendricks
Typed Title: Managing Director

Armstrong Flooring, Inc.

Second Amendment to Credit Agreement

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

PATHLIGHT CAPITAL FUND I LP,
as a Lender

By: Pathlight Partners GP LLC, its General Partner

By:
Typed Name: Katie Hendricks
Typed Title: Managing Director

Armstrong Flooring, Inc.

Second Amendment to Credit Agreement

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWER:	ARMSTRONG FLOORING, INC.

By:
Typed Name:
Typed Title:

ARMSTRONG FLOORING PTY LTD

By:
Typed Name:
Typed Title:

GUARANTOR:	AFI LICENSING LLC

By:
Typed Name:
Typed Title:

Armstrong Flooring, Inc.

Second Amendment to Credit Agreement

Signature Page

Annex A

to Second Amendment

Amended Credit Agreement

[see attached]

~~CONFORMED THROUGH FIRST AMENDMENT TO TERM LOAN~~EXECUTION VERSION

ANNEX A: AMENDED CREDIT AGREEMENT ~~DATED AS OF NOVEMBER 1, 2021~~

TERM LOAN AGREEMENT

Dated as of June 23, 2020

among

ARMSTRONG FLOORING, INC.~~,~~

and

ARMSTRONG FLOORING PTY LTD

as the ~~Borrower~~Borrowers,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

PATHLIGHT CAPITAL LP,

as Administrative Agent ~~and~~ , Collateral Agent~~,~~ and Australian Security Trustee

and

THE LENDERS PARTY HERETO

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~39~~47
1.03	Accounting Terms	~~40~~48
1.04	Rounding	~~41~~49
1.05	Times of Day	~~41~~49
1.06	~~[Reserved]~~	~~41~~. 49
1.07	[Reserved]	49
1.08	UCC Terms	~~41~~49
~~1.08~~1.09	Rates	~~41~~49

ARTICLE II TERM LOANS		~~42~~50

2.01	Term Loans	~~42~~50
2.02	Protective Advances	~~42~~51
2.03	[Reserved]	~~43~~51
2.04	[Reserved]	~~43~~51
2.05	Prepayments	~~43~~51
2.06	[Reserved]	~~40~~54
2.07	~~Amortization Payments 45~~[Reserved]	54
2.08	Interest and Default Rate	~~46~~55
2.09	Fees	~~46~~56
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	~~47~~56
2.11	Evidence of Debt	~~47~~56
2.12	Payments Generally; Administrative Agent’s Clawback	~~47~~57
2.13	Sharing of Payments by Lenders	~~49~~58
2.14	Cash Collateral	~~49~~59
2.15	Defaulting Lenders	~~50~~60
2.16	Effect of Termination	~~51~~61

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		~~52~~61

3.01	Taxes	~~52~~61
3.02	Illegality	~~57~~66
3.03	Inability to Determine Rates	~~57~~66
3.04	LIBOR Successor Rate	~~58~~67
3.05	Increased Costs; Reserves on LIBO Rate Loans	~~60~~73
3.06	[Reserved]	~~61~~75
3.07	Mitigation Obligations; Replacement of Lenders	~~61~~75
3.08	Survival	~~62~~75

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ARTICLE IV CONDITIONS PRECEDENT TO Term Loans		~~62~~76

4.01	Conditions of the Term Loans	~~62~~76

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~67~~80

5.01	Existence, Qualification and Power	~~67~~81
5.02	Authorization; No Contravention	~~67~~81
5.03	Governmental Authorization; Other Consents	~~67~~81
5.04	Binding Effect	~~68~~81
5.05	Financial Statements; No Material Adverse Effect	~~68~~82
5.06	Litigation	~~69~~83
5.07	No Default	~~69~~83
5.08	Ownership of Property	~~69~~83
5.09	Environmental Compliance	~~69~~83
5.10	Insurance	~~70~~84
5.11	Taxes	~~70~~84
5.12	ERISA Compliance	~~71~~85
5.13	Margin Regulations; Investment Company Act	~~72~~85
5.14	Disclosure	~~72~~86
5.15	Compliance with Laws	~~72~~86
5.16	Solvency	~~72~~86
5.17	Casualty, Etc.	~~73~~86
5.18	Sanctions Concerns and Anti-Corruption Laws; EEA Financial Institutions	~~73~~87
5.19	Responsible Officers	~~73~~87
5.20	Subsidiaries; Equity Interests; Loan Parties	~~73~~87
5.21	Collateral Representations	~~74~~88
5.22	Labor Matters	~~77~~91
5.23	Certificate of Beneficial Ownership	~~77~~91
5.24	Surety Obligations	~~77~~92
5.25	Trade Regulations	~~78~~92
5.26	Payables Practice	~~78~~92
5.27	Regulation H	~~78~~92
5.28	~~EEA~~Affected Financial Institutions~~. 78~~; Covered Entities	92

ARTICLE VI AFFIRMATIVE COVENANTS		~~78~~93

6.01	Financial Statements	~~79~~93
6.02	Certificates; Other Information	~~80~~94
6.03	Notices	~~83~~98
6.04	Payment of Obligations	~~84~~99
6.05	Preservation of Existence, Etc.	~~84~~99
6.06	Maintenance of Properties	~~85~~99
6.07	Maintenance of Insurance	~~85~~100
6.08	Compliance with Laws	~~86~~101
6.09	Books and Records	~~86~~101

6.10	Inspection Rights	~~86~~101
6.11	Use of Proceeds	~~87~~102
6.12	Material Contracts	~~88~~103
6.13	Covenant to Guarantee Obligations	~~88~~103
6.14	Covenant to Give Security	~~88~~103
6.15	Further Assurances	~~90~~105
6.16	Anti-Corruption and Anti-Terrorism Laws	~~90~~105
6.17	Post Closing Deliverables	~~90~~105
6.18	Accounts	~~90~~105
6.19	Inventory	~~91~~106
6.20	Equipment	~~92~~107
6.21	Location of Collateral	~~92~~108
6.22	Insurance of Collateral; Condemnation Proceeds; Protection of Collateral	~~93~~108
6.23	Defense of Title	~~94~~109
6.24	Intellectual Property	~~94~~110
6.25	Engagement and Retention of Consultant and Investment Bank	110
6.26	Sale Process	111

ARTICLE VII NEGATIVE COVENANTS		~~95~~112

7.01	Liens	~~95~~112
7.02	Investments	~~98~~115
7.03	Indebtedness	~~100~~117
7.04	Fundamental Changes	~~102~~120
7.05	Dispositions	~~103~~121
7.06	Restricted Payments	~~104~~122
7.07	Change in Nature of Business	~~105~~123
7.08	Transactions with Affiliates	~~105~~123
7.09	Burdensome Agreements	~~106~~124
7.10	Use of Proceeds	~~107~~125
7.11	Financial Covenants	~~107~~125
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	~~107~~125
7.13	Sale and Leaseback Transactions	~~107~~125
7.14	Sanctions	~~108~~126
7.15	Anti-Corruption Laws	~~108~~126
7.16	Amendments to ABL Debt ~~108~~ or AUS Intercompany Note	126
7.17	Prepayments, Etc. of Indebtedness	~~108~~126
7.18	Subsidiaries	~~108~~126
7.19	Tax Consolidation	~~108~~126
7.20	Swaps	~~108~~127
7.21	Plans	~~109~~127

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~109~~127

8.01	Events of Default	~~109~~127

8.02	Remedies upon Event of Default	~~112~~130
8.03	Application of Funds	~~112~~130
8.04	License	~~113~~131

ARTICLE IX ADMINISTRATIVE AGENT AND COLLATERAL AGENT		~~113~~131

9.01	Appointment and Authority	~~113~~131
9.02	Rights as a Lender	~~114~~133
9.03	Exculpatory Provisions	~~114~~133
9.04	Reliance by Administrative Agent	~~115~~134
9.05	Delegation of Duties	~~116~~135
9.06	Resignation of Administrative Agent	~~116~~135
9.07	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	~~117~~136
9.08	No Other Duties, Etc.	~~117~~136
9.09	Administrative Agent or Collateral Agent May File Proofs of Claim; Credit Bidding	~~118~~137
9.10	Collateral and Guaranty Matters	~~119~~138
9.11	[Reserved]	~~120~~139
9.12	Lender ERISA Representation	~~120~~139
9.13	Recovery of Erroneous Payments	141

ARTICLE X CONTINUING GUARANTY		~~122~~142

10.01	Guaranty	~~122~~142
10.02	Rights of Lenders	~~123~~142
10.03	Certain Waivers	~~123~~143
10.04	Obligations Independent	~~123~~143
10.05	Subrogation	~~124~~143
10.06	Termination; Reinstatement	~~124~~143
10.07	Stay of Acceleration	~~124~~144
10.08	Condition of Borrower	~~124~~144
10.09	Appointment of U.S. Borrower	~~124~~144
10.10	Right of Contribution	~~125~~144

ARTICLE XI MISCELLANEOUS		~~125~~145

11.01	Amendments, Etc.	~~125~~145
11.02	Notices; Effectiveness; Electronic Communications	~~127~~147
11.03	No Waiver; Cumulative Remedies; Enforcement	~~129~~149
11.04	Expenses; Indemnity; Damage Waiver	~~129~~149
11.05	Payments Set Aside	~~132~~152
11.06	Successors and Assigns	~~132~~152
11.07	Treatment of Certain Information; Confidentiality	~~136~~156
11.08	Right of Setoff	~~137~~158
11.09	Interest Rate Limitation	~~138~~158
11.10	Counterparts; Integration; Effectiveness	~~138~~159

11.11	Survival of Representations and Warranties	~~139~~159
11.12	Severability	~~139~~159
11.13	Replacement of Lenders	~~139~~160
11.14	Governing Law; Jurisdiction; Etc.	~~140~~160
11.15	Waiver of Jury Trial	~~141~~162
11.16	Subordination	~~142~~162
11.17	No Advisory or Fiduciary Responsibility	~~142~~162
11.18	Electronic Execution	~~143~~163
11.19	USA PATRIOT Act Notice	~~143~~163
11.20	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~143~~164
11.21	Time of the Essence	~~144~~164
11.22	ENTIRE AGREEMENT	~~144~~164
11.23	Acknowledgement Regarding Any Supported QFCs	~~144~~165
11.24	Intercreditor Agreement	~~145~~166

v

BORROWER PREPARED SCHEDULES

Schedule 1.01(c)	Responsible Officers
Schedule 5.10	Insurance
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.21(d)(i)	Deposit Accounts & Securities Accounts
Schedule 5.21(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.21(e)	Commercial Tort Claims
Schedule 5.21(f)	Pledged Collateral
Schedule 5.21(g)	Properties
Schedule 5.21(h)	Material Contracts
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Investments
Schedule 7.03	Existing Indebtedness
Schedule 7.09	Burdensome Agreements
Schedule 7.11	Financial Covenants

ADMINISTRATIVE AGENT PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Initial Commitments and Applicable Percentages
Schedule 1.01(d)	Eligible Real Property
Schedule 6.17	Post Closing Deliverables

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Consolidated Borrowing Base Report
Exhibit E	[Reserved]
Exhibit F	Form of Permitted Acquisition Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Note
Exhibit I	Form of Officer’s Certificate
Exhibit J-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit J-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit J-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit J-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes

Exhibit K	Form of Landlord Waiver
Exhibit L	Form of Joinder Agreement
Exhibit M	Form of Authorization to Share Insurance Information
Exhibit N	Form of Notice of Loan Prepayment

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT is entered into as of June 23, 2020, among ARMSTRONG FLOORING, INC., a Delaware corporation (the “U.S. Borrower”), Armstrong Flooring Pty Ltd., an Australian proprietary limited company (the “Australian Borrower”), the Guarantors (defined herein), the Lenders (defined herein) party hereto from time to time, and PATHLIGHT CAPITAL LP, as Administrative Agent ~~and~~, Collateral Agent and Australian Security Trustee (as such terms are defined herein).

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders provide a senior secured term loan facility to the Borrower in a principal amount of up to $~~70,000,000~~83,250,000 ; and

WHEREAS, the Lenders have agreed to provide such term loan facility on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, in its capacity as both administrative agent and collateral agent under the ABL Credit Agreement, and its successors and permitted assigns in such capacity.

“ABL Borrowing Base” means “Borrowing Base” as such term is defined in the ABL Credit Agreement.

“ABL Borrowing Base Report” means “Borrowing Base Report” as such term is defined in the ABL Credit Agreement.

“ABL Credit Agreement” means (a) that certain Credit Agreement dated December 31, 2018, among the Loan Parties, the ABL Agent, and the ABL Lenders, as amended and in effect from time to time, and (b) any other credit agreement, debt facility, loan agreement, note agreement, promissory note, or other agreement or instrument evidencing or governing the terms of the Indebtedness in respect of any asset-based revolving credit facility that has been incurred to increase, extend, replace or refinance (subject to the limitations set forth herein and in the

Intercreditor Agreement) in whole or in part the Indebtedness and other obligations outstanding under (i) the ABL Credit Agreement or (ii) any subsequent credit agreement, debt facility, loan agreement, note agreement, promissory note, or other agreement for any asset-based revolving facility, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder, in any case, in accordance with the Intercreditor Agreement.

“ABL Debt” means the “Secured Obligations” (as defined in the ABL Credit Agreement) and other Indebtedness evidenced by or arising under the ABL Documents.

“ABL Documents” means, collectively, the ABL Credit Agreement, and any other “Loan Documents” (as defined in the ABL Credit Agreement) as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured, in accordance with the terms of the Intercreditor Agreement (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt).

“ABL Lenders” has the meaning assigned to the term “ABL Lenders” in the Intercreditor Agreement.

“ABL Line Cap” shall have the meaning assigned to the term “Line Cap” in the ABL Credit Agreement.

“ABL Loans” means collectively, all “Revolving Loans”, “Swingline Loans” and all “L/C Obligations” in each case, under and as defined in, the ABL Credit Agreement.

“ABL Priority Collateral” means “ABL Priority Collateral” under and as defined in the Intercreditor Agreement.

“Account” has the meaning set forth in the UCC, in each case including all rights to payment for goods sold or leased, or for services rendered, whether or not they have been earned by performance.

“Account Debtor” has the meaning set forth in the UCC.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Administrative Agent” means Pathlight Capital LP in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the collective reference to the Administrative Agent and the Collateral Agent, or either of them, as the context may require.

“Agreement” means this Term Loan Agreement.

“Applicable Margin” means ~~twelve~~eleven percent (~~12~~11.0%) per annum.

“Applicable Percentage” means in respect of the Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the outstanding principal amount of such Lender’s Term Loans at such time. The Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, (a) with respect to Eligible Machinery and Equipment, the net orderly liquidation value of such Eligible Machinery and Equipment as set forth in the most recent appraisal thereof as determined from time to time by an independent appraiser engaged by the Administrative Agent and (b) with respect to any Eligible Real Property, the fair market value of such Eligible Real Property, as set forth in the most recent Real Property Appraisal of such Eligible Real Property (based on the appraisal methodology applied in the appraisals in effect on the Closing Date).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019 (or such other fiscal year as specified) and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“AUS Intercompany Indebtedness” means all of the Indebtedness and obligations owing by the U.S. Borrower to the Australian Borrower, pursuant to that certain AUS Intercompany Note, and constituting the loan by the Australian Borrower to the U.S. Borrower of the proceeds of the AUS Term Loans funded by the Lenders hereunder.

“AUS Intercompany Note” means an unsecured Intercompany Note, dated on or about of the Second Amendment Effective Date, between the U.S. Borrower, as borrower, and Australian Borrower, as lender, in form and substance satisfactory to the Administrative Agent.

“AUS Mortgage” means the fully executed and compiled Mortgage delivered on or before the Fifth Amendment Effective Date in form suitable for recording with respect to the AUS Real Property.

“AUS Real Property” means that certain Real Property owned by the Australian Borrower located at 20-39 Mills Road, Braeside, VIC, Australia.

“AUS Security Deed” means that certain General Security Deed, dated as of the Second Amendment Effective Date, made by the Australian Borrower in favor of the Australian Security Trustee, as such agreement may be modified or amended from time to time.

“AUS Security Documents” means collectively (a) the AUS Mortgage, (b) the AUS Security Deed, (c) the AUS Security Trust Deed, and (d) all other certificates, agreements, documents and instruments executed and delivered, in each case, by the Australian Borrower pursuant to the foregoing and/or granting a lien on any asset or property of the Australian Borrower in favor of the Australian Security Trustee.

“AUS Security Trust Deed” means that security trust deed, dated as of Second Amendment Effective Date, between, among others, the Australian Borrower and the Australian Security Trustee.

“AUS Subordination Agreement” means a subordination agreement to be dated on the Second Amendment Effective Date, among the Australian Borrower, the Administrative Agent and the ABL Agent, in form and substance satisfactory to the Administrative Agent.

“AUS Term Loan Commitment” means, with respect to each Lender, its obligation to make an advance of an AUS Term Loan up to the maximum principal amount shown on Schedule 1.01(b) or an Assignment and Assumption to which it is a party.

“AUS Term Loan” means a Term Loan made pursuant to Section 2.01(b).

“AUS Term Loan Borrowing Base” means on any date of determination, an amount equal to (a) the Eligible AUS Real Property Amount, minus (b) any Real Property Reserves relative to the Australian Real Property.

The AUS Term Loan Borrowing Base at any time shall be determined by reference to the most recent Term Loan Borrowing Base Report theretofore delivered to the Administrative Agent with such adjustments as the Administrative Agent deems appropriate in its Permitted Discretion to assure that the AUS Term Loan Borrowing Base is calculated in accordance with the terms of this Agreement, including without limitation such adjustments to give effect to any Real Property Reserves imposed by the Agent which have been communicated to the Borrower. The AUS Term Loan Borrowing Base shall be calculated in Dollars, based upon the prevailing Exchange Rate as at the date of the applicable Term Loan Borrowing Base Certificate delivered hereunder. Notwithstanding the foregoing to the contrary, the amount included in the AUS Term Loan Borrowing Base with respect to the AUS Real Property shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by the Mortgage thereon.

“AUS Term Loan Reserve” shall mean an Availability Reserve maintained by the ABL Agent against the ABL Borrowing Base in an amount equal to the amount by which, if any, (a) the aggregate outstanding principal amount of the AUS Term Loan (excluding, solely for purposes of calculating the AUS Term Loan Reserve, all PIK Interest and fees added to principal of the AUS Term Loan and all interest on such amounts), exceeds (b) the AUS Term Loan Borrowing Base (including, as a result of fluctuations in the Exchange Rate).

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian PPSA” means the Personal Property Securities Act 2008 (Cth) of Australia.

“Australian Tax Act” means the Income Tax Assessment Act of 1936 (Cth) of Australia.

“Australian Tax Consolidated Group” means a “Consolidated Group” or an “MEC Group” as defined in the Australian Tax Act.

“Authorization to Share Insurance Information” means the authorization substantially in the form of Exhibit M (or such other form as required by each of the Loan Party’s insurance companies).

“Availability” shall have the meaning assigned to such term in the ABL Credit Agreement.

~~“Availability Block” shall have the meaning assigned to such term in the ABL Credit Agreement.~~

“Availability Reserve” and all constituent definitions contained in such term as set forth in the ABL Credit Agreement shall have the meaning set forth in the ABL Credit Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means ~~Armstrong Flooring, Inc., a Delaware corporation.~~ collectively the U.S. Borrower and the Australian Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and, if such day relates to any LIBO Rate Loan, means any such day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by Borrower and its Subsidiaries at such time.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Equivalents” means warrants, options or other rights for the purchase, acquisition or exchange of any items of Capital Stock (including through convertible securities).

“Capitalized Leases” means, subject to Section 1.03(b), all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means the delivery of cash to the Administrative Agent, as security for the payment of contingent Obligations that have been asserted in writing but are not yet due and payable, in an amount equal to the Administrative Agent’s good faith estimate of the amount due or to become due in respect thereof, including fees, expenses and indemnification hereunder. “Cash Collateral” has a correlative meaning.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by a commercial bank organized under the laws of the United States or any state or district thereof and rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) any “change in control” or similar event, as defined in the ABL Credit Agreement or any other ABL Document shall have occurred.

“China Facility” means that certain RMB 60 million line of credit extended by the Bank of China, Wujiang Branch to the Borrower, ~~expiring on February 24, 2021.~~which as of the Second Amendment Effective Date expires on March 21, 2022.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Pathlight Capital LP in its capacity as collateral agent for the Secured Parties, and its successors and assigns in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Joinder Agreement, each IP Security Agreement, the AUS Security Documents, each of the Mortgages, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, ~~as to each Lender, its obligation to make an advance of a Term Loan up to the maximum principal amount shown on Schedule 1.01(b) or an Assignment and Assumption to which it is a party~~ the US Term Loan Commitment and the AUS Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, by which the Borrower certifies compliance with Section 7.11, and the other matters contained therein; provided, that, notwithstanding anything to the contrary in such form, after the Second Amendment Effective Date, the Consolidated Fixed Charge Coverage Ratio shall not be required to be calculated.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Borrowing Base Report” means a report of the Borrower, in substantially the form of Exhibit D, setting forth each of the ABL Borrowing Base and the Term Loan Borrowing Base.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, all Capital Expenditures.

“Consolidated Cash Flow” means, for any period, (a) Consolidated EBITDA for such period, minus (b) Consolidated Capital Expenditures (except those financed with Indebtedness for borrowed money other than ABL Loans) for such period, minus (c) the aggregate amount of federal, state and local income taxes paid in cash during such period, minus (d) cash payments pertaining to the Borrower’s U.S. post-retirement defined benefit plan that were not included in calculating Consolidated Net Income for such period, minus (e) Consolidated Interest Charges to the extent paid in cash during such period, minus (f) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money or regularly scheduled principal payments with respect to any Indebtedness for borrowed money, in each case during such period (excluding, for the avoidance of doubt, voluntary payments or principal prepayments of the ABL Loans except if in conjunction with a reduction in Revolving Commitments).

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP,

(a) Consolidated Net Income for the most recently completed Measurement Period, plus

(b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, and (iv) non-cash expenses and losses relating to pensions (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), less

(c) from and after the earlier of (i) Consolidated Fixed Charge Coverage Ratio Stabilization Date, or (ii) December 31, 2022, cash payments pertaining to the Borrower’s U.S. post-retirement defined benefit plan that were not included in calculating Consolidated Net Income, less

(d) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, non-cash gains relating to pensions (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods), provided that if any non-cash expenses or income related to pensions in the current accounting period are ever paid for or received in cash in a future accounting period, the Consolidated EBITDA for the future accounting period will reflect the associated increase or decrease from receipt or payment.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA, less (ii) the aggregate amount of all Consolidated Capital Expenditures (except those financed with Indebtedness for borrowed money other than ABL Loans), less (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash, to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, plus (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments (excluding, for the avoidance of doubt, voluntary payments or principal prepayments of the ABL Loans except if in conjunction with a reduction in the Revolving Commitment), plus (iii) Restricted Payments, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Fixed Charge Coverage Ratio Stabilization Date” means the first date occurring after March 31, 2023 that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower demonstrating that the Consolidated Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries as of the end of the most recently ended Measurement Period was at least 1.00 to 1.00 for two (2) consecutive quarters.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the ABL Facility) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business); (d) the maximum amount available to be drawn under issued and outstanding Letters of Credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business); (f) all Attributable Indebtedness; (g) all preferred stock or other Equity Interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date; (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (i) the Swap Termination Value, if any, under any Swap Contract; (j) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (i) above of Persons other than the Borrower or any Subsidiary; and (k) all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis before discontinued operations for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso). For the avoidance of doubt, gains from the sale of any real property will not be included in Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Corporate Ratings”) of the corporate credit rating or corporate family rating of any Person.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (d) all additional purchase price amounts in the form of earn-outs and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Borrower shall be valued in accordance with GAAP.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, including the Australia Corporations Act.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the LIBO Rate plus the Applicable Margin plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Designated Disbursement Account” has the meaning set forth in the ABL Credit Agreement.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject of any comprehensive Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by Borrower or any of its Subsidiaries (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division, but excluding: (a) the Permitted Transfers; (b) any sale, lease, license, transfer or other disposition of Property to any Loan Party; (c) any Disposition to the extent constituting a Permitted Investment; and (d) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to Borrower or any of its Subsidiaries.

“Division” means the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statute of any jurisdiction. “Divide” shall have a meaning correlative to the foregoing.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dominion Account” means ~~a~~one or more special ~~account~~accounts established by the U.S. Borrower at Bank of America or ~~other~~another bank reasonably acceptable to the Administrative Agent, over which the ~~Administrative~~ABL Agent has exclusive control for withdrawal purposes.

“Dominion Trigger Period” means, pursuant to the irrevocable election of the Borrower on the Second Amendment Effective Date, the period (a) commencing on ~~any day that (i) an Event of Default occurs or (ii) Availability at any time is less than the greater of (A) $13,500,000 and (B) 15% of the ABL Line Cap~~February 1, 2022, and (b) continuing until the ~~date that, at all times during each of the preceding 30 consecutive days, both (i) no Event of Default has occurred or been continuing and (ii) Availability has been greater than the greater of (A) $13,500,000 and (B) 15% of the ABL Line Cap (provided that Dominion Trigger Periods shall not end more than three times in any calendar year).~~Obligations (other than contingent obligations) have been paid in full in cash and the Commitments have been terminated.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall have the meaning assigned to such term in the ABL Credit Agreement; provided that (i) all references therein to a Lien (or Agent’s Lien) on such Accounts in favor of ABL Agent shall mean and refer to a Lien (or Agent’s Lien) in favor of the Collateral Agent, with the priority set forth in the Intercreditor Agreement, and (ii) all references to the “Borrower” therein shall mean the U.S. Borrower only.

“Eligible Accounts Advance Rate” shall mean with respect to Eligible Accounts, 95%.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible AUS Real Property” means the Australian Real Property, so long as, except as otherwise agreed by the Administrative Agent, such Real Property Collateral satisfies all of the following conditions:

(a) the Australian Borrower owns such Real Property Collateral in fee simple absolute;

(b) such Real Property Collateral complies in all material respects with each of the representations and warranties respecting Real Property Collateral made in the Loan Documents;

(c) such Real Property Collateral constitutes Term Loan Priority Collateral;

(d) the Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary or appropriate in order to create a valid first and subsisting Lien on such Real Property has been taken; and

(e) the Administrative Agent shall have received a Real Property Appraisal with respect to such Real Property reasonably acceptable to the Administrative Agent.

As of the Second Amendment Effective Date, the Australian Real Property shall constitute Eligible AUS Real Property.

“Eligible AUS Real Property Amount” shall mean, on any date of determination, the U.S. Dollar equivalent of AU $35,310,000.00, based upon the prevailing exchange rate of Australian dollars to U.S. Dollars as of such date of determination.

“Eligible Inventory (Raw Materials and Finished Goods)” shall have the meaning assigned to such term in the ABL Credit Agreement; provided that (i) all references therein to a Lien (or Agent’s Lien) on such Accounts in favor of ABL Agent shall mean and refer to a Lien (or Agent’s Lien) in favor of the Collateral Agent, with the priority set forth in the Intercreditor Agreement, and (ii) all references to the “Borrower” therein shall mean the U.S. Borrower only.

“Eligible Inventory (Raw Materials and Finished Goods) Advance Rate” shall mean, with respect to Eligible Inventory~~, 95%.~~ (Raw Materials and Finished Goods), 95%, and (ii) with respect to Eligible Inventory (WIP), 50%.”Eligible Inventory (WIP)” means Inventory consisting solely of first quality work in process Inventory owned by the U.S. Borrower that the Agent, in its Permitted Discretion, deems to be Eligible Inventory (WIP). Without limiting the foregoing, no Inventory shall be Eligible Inventory (WIP) unless it (a) is not packaging or shipping materials, labels, samples, display items or bags; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is not damaged, defective, shopworn or otherwise unfit for processing into finished goods inventory; (d) [reserved]; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein and in the other Loan Documents; (g) is subject to the Agent’s duly perfected, second priority Lien, and no other Lien; (h) is at a Permitted Inventory Location within the United States (including any state or commonwealth thereof), is not in transit except between locations of the Borrower and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts the U.S. Borrower’s or the Administrative Agent’s right to dispose of such Inventory, unless the Administrative Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate reserve has been established; and (l) it does not consist of any purchase price variance.

“Eligible Inventory (WIP) Advance Rate” shall mean, with respect to Eligible Inventory (WIP), 50%.

“Eligible Machinery and Equipment” means all Equipment owned by the U.S. Borrower for which the Administrative Agent shall have received an appraisal (based upon Appraised Value) of such Equipment by an appraiser engaged by the Administrative Agent (and in form and substance reasonably satisfactory to the Agent), excluding, in any event, any such Equipment with respect to which any of the exclusionary criteria set forth below applies (unless Administrative Agent in its Permitted Discretion elects to include such Equipment):

(a) the U.S. Borrower does not have good, valid and marketable title thereto; or

(b) such Equipment is not located in the United States; or

(c) such Equipment is located in a public warehouse or in possession of a bailee or in a facility leased by the U.S. Borrower; provided that Equipment situated at a location not owned by a Loan Party will be Eligible Machinery and Equipment if the Administrative Agent has received a Lien Waiver with respect to such location (and, if no such Lien Waiver has been received with respect to such location, such Equipment may nevertheless be Eligible Machinery and Equipment in the Permitted Discretion of the Administrative Agent but the Administrative Agent may impose Rent and Charges Reserves with respect to such location); or

(d) it is not at all times subject to the Administrative Agent’s duly perfected first-priority security interest or is subject to a Lien that is not a Permitted Lien; or

(e) it is obsolete, unmerchantable or is not in good working condition; or

(f) it is damaged or defective and is not repairable; or

(g) it is located at an outside repair facility (unless payables in respect thereof are reserved); or

(h) it is not serviced or maintained in accordance with industry standards; or

(i) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(j) it does not meet in all material respects all standards imposed by any applicable Governmental Authority; or

(k) it is not used or held for sale in the Ordinary Course of Business;

(l) it is not covered by casualty insurance reasonably acceptable to the Administrative Agent; or

(m) it constitutes a “Fixture” under the applicable laws of the jurisdiction in which such Equipment is located.

If any Equipment at any time ceases to be Eligible Machinery and Equipment for any reason (including any permitted Disposition thereof), such Equipment shall promptly be excluded from the calculation of the US Term Loan Borrowing Base.

“Eligible Real Property”~~:~~ shall mean the Eligible AUS Real Property and the Eligible US Real Property.

“Eligible US Real Property” means such Real Property Collateral deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the US Term Loan Borrowing Base and which, except as otherwise agreed by the Administrative Agent, satisfies all of the following conditions:

(a) ~~a~~the U.S. Borrower owns such Real Property Collateral in fee simple absolute;

(b) such Real Property Collateral complies in all material respects with each of the representations and warranties respecting Real Property Collateral made in the Loan Documents ~~and which satisfies all of the following conditions as determined by the Administrative Agent in its Permitted Discretion~~;

(c) such Real Property Collateral constitutes Term Loan Priority Collateral~~,~~;

(d) the Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(e) the Administrative Agent shall have received a Real Property Appraisal with respect to such Real Property reasonably acceptable to the Administrative Agent; and

(f) the Mortgaged Property Support Documents with respect to such Real Property have been delivered to the Administrative Agent’s satisfaction.

As of the Closing Date, each of the properties set forth on Schedule 1.01(d) attached hereto shall constitute Eligible US Real Property.

“Eligible US Real Property Advance Rate” shall mean with respect to Eligible US Real Property, ~~35%~~45%; provided that such percentage shall be reduced by 0.50% on the last day of each calendar month, commencing January 31, 2022 through the Maturity Date.

“Environmental Agreement” means each agreement of the Loan Parties with respect to any Eligible Real Property, pursuant to which the Loan Parties agree to indemnify and hold harmless the Administrative Agent and other Secured Parties from liability under any Environmental Laws, each in form and substance reasonably acceptable to the Administrative Agent.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” means all “equipment” as defined in the UCC and includes all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other fixed assets owned by the Borrower and used or held for sale by the Borrower in the Ordinary Course of Business, whether now owned or hereafter acquired by the Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

“Equity Interests” means, with respect to any Person, any Capital Stock or Capital Stock Equivalents of such Person.

“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options or warrants relating to its Equity Interests, and (d) any issuance by the Borrower of its Equity Interests as consideration for a Permitted Acquisition. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under

Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Rate” means for any currency, on any day, the rate determined by the Administrative Agent as the spot rate for the purchase of such currency with another applicable currency through any internationally recognized foreign exchange dealer or other internationally recognized currency quotation source designated by the Administrative Agent in its sole (but reasonable) discretion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Involuntary Dispositions), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Obligations (other than contingent indemnification obligations that are not then identifiable or due and payable and that by their terms survive the payment in full of the Obligations) have been indefeasibly paid in full in cash, including any interest, fees and other charges accruing during a proceeding under any Debtor Relief Law (whether or not allowed in such proceeding) or Cash Collateralized, and (b) all Obligations consisting of asserted but unpaid contingent indemnification obligations have been Cash Collateralized (or other arrangements with respect thereto satisfactory to the Administrative Agent shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average per annum rate (rounded up to a whole multiple of 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Administrative Agent; provided, that, in no event shall the Federal Funds Rate be less than zero.

“Fee Letter” means the Second Amended and Restated Fee Letter dated as of the ~~First~~Second Amendment Effective Date, between the ~~Borrower~~Borrowers and the Administrative Agent.

~~“Financial Covenant Trigger Period” means, from and after March 31, 2023, any period (x) commencing on any day that (i) an Event of Default occurs or (ii) Availability at any time is less than the greater of (A) $11,250,000 and (B) 12.5% of the ABL Line Cap, and (y) continuing until the date that, at all times during each of the preceding 30 consecutive days, both (i) no Event of Default has occurred or been continuing and (ii) Availability has been greater than the greater of (A) $11,250,000 and (B) 12.5% of the ABL Line Cap.~~

“First Amendment” means that certain First Amendment to Term Loan Agreement, dated as of the First Amendment Effective Date, by and among the Administrative Agent, the Collateral Agent, the Borrower, the other Loan Parties and each Lender party thereto.

“First Amendment Effective Date” means November 1, 2021.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, the principal amount of all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business);

(d) all obligations arising under standby letters of credit and similar obligations that back obligations that would constitute Indebtedness (but specifically excluding those that support performance obligations);

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and other than obligations with respect to compensation in each case that are not past due for more than ninety (90) days);

(f) all Attributable Indebtedness;

(g) all preferred stock or other Equity Interests providing for mandatory redemptions, sinking fund or like payments;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, except as provided in clause (d) above, obligations arising under letters of credit and similar instruments shall not constitute Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to the terms of the Credit Agreement.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13, and any other Person that guarantees payment and/or performance of the Obligations (including, without limitation, ~~any Person party hereto~~each of the Loan Parties with respect to the guaranty made under Article X).

“Guaranty” means, collectively, the Guarantee made by each of the ~~Guarantors~~Loan Parties under Article X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

~~“Inspection Trigger Event” means either (a) the occurrence of an Event of Default or (b) Availability at any time is less than the greater of (i) $18,000,000 and (ii) 20.0% of the ABL Line Cap.~~

“Insurance Subsidiary” means a Subsidiary established by Borrower or any of its Subsidiaries for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by Borrower or any of its Subsidiaries or joint ventures or to insure unrelated businesses, provided that such unrelated business premiums do not exceed 35% of the annual premiums collected by such Subsidiary.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Debt” means intercompany indebtedness among any of the Borrower and its Subsidiaries, and specifically including the AUS Intercompany Indebtedness.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of the ~~date hereof~~Second Amendment Effective Date, between the ABL Agent and Agent, and acknowledged by the Loan Parties, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Interest Payment Date” means, (i) the first Business Day of each month, commencing with the first such date to occur after the Closing Date and continuing to the Facility Termination Date, (ii) any date of prepayment, with respect to the principal amount of Term Loans being prepaid on such date, and (iii) the Facility Termination Date.

“Inventory” has the meaning set forth in the UCC or any other Law, as applicable, including all goods intended for sale, lease, display or demonstration; all goods provided under a contract for services; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, transformation, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).

“Inventory Appraisal” means (a) on the Closing Date, Hilco Valuation Services’ report dated November 27, 2019 (as of September 30, 2019), and (b) thereafter, the most recent Inventory appraisal conducted by an independent appraisal firm reasonably acceptable to Administrative Agent and delivered pursuant to Section 6.10 of the ABL Credit Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment, net of (i) any return representing a return of capital with respect to such Investment and (ii) any dividend, distribution or other return on capital with respect to such Investment.

“Investment Bank” means Houlihan Lokey, Inc., together with its successors and assigns consented to by the Required Lenders.

“Investment Bank Engagement Letter” has the meaning specified in Section 6.25.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Security Agreement” means a security agreement pursuant to which a Loan Party grants a Lien on its Intellectual Property to Collateral Agent, as security for its Obligations, in form and substance reasonably acceptable to Collateral Agent.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit L executed and delivered in accordance with the provisions of Section 6.13.

“Landlord Waiver” means a landlord or warehouse waiver substantially in the form of Exhibit K.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letters of Credit” means any standby or documentary letter of credit, foreign guarantee or banker’s acceptance. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“LIBO Rate” means the offered rate per annum for deposits of Dollars for a period of three months equal to the London interbank offered rate (“LIBOR”) that appears on Reuters Screen LIBOR01 page (or any successor page) as of 11:00 A.M. (London, England time) on the second Business Day preceding the first day of each month, or if such day is not a Business Day, on the immediately preceding Business Day. Subject to Section 3.04, if no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent, at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to the Agent in the London interbank market at 11:00 A.M. (London, England time) for a period of three months on the day such rate is being determined. The LIBO Rate will be adjusted automatically on the first day of each calendar month to reflect the then current LIBO Rate. In all events, the LIBO Rate shall not be less than 1.50%.

“LIBOR” has the meaning specified in the definition of LIBO Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“~~LIBOR Successor Rate” has the meaning specified in Section 3.04(a).”~~License” means any license or agreement under which any Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor” means any Person from whom any Loan Party obtains the right to use any Intellectual Property under a License.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing, and without limitation, any “security interest” as defined in sections 12(1) and 12(2) of the Australian PPSA).

“Lien Waiver” means an agreement, in form and substance satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows the Administrative Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver Collateral to the Administrative Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to the Administrative Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to the Administrative Agent the right, vis-à-vis such Licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Compliance Certificate, (g) each Joinder Agreement, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, (i) each Consolidated Borrowing Base Report, (j) each other Mortgaged Property Support Document, (k) the Intercreditor Agreement, (1) the AUS Subordination Agreement, and (~~l~~m ) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing.

“Loan Parties” means, collectively, ~~the~~each Borrower and each Guarantor.

“LOI” has the meaning set forth in Section 6.26(c).

“M&E Advance Rate” shall mean, ~~45~~45.0%; provided that such percentage shall be reduced by 0.50% on the last day of each calendar month commencing January 31, 2022 through the Maturity Date; provided, further that such percentage shall be reduced by 3.00% per $1,000,000.00 pay down of the principal balance of the Term Loans (prorated for pay downs of less than $1,000,000.00), including all prepayments of principal and scheduled amortization payments pursuant to Sections 2.05 and ~~2.07 (other than in connection with the South Gate Disposition).~~2.07.

“M&E Reserves” means such reserves against the US Term Loan Borrowing Base as the Administrative Agent from time to time determines in the Administrative Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Administrative Agent’s and the Lenders’ ability to realize upon any Eligible Machinery and Equipment or to reflect claims and liabilities that the Administrative Agent and the Required Lenders determines will need to be satisfied in connection with the realization upon any Eligible Machinery and Equipment and including, but not limited to, Rent and Charges Reserves (as defined in the ABL Agreement), without duplications for any Rent and Charges Reserves taken by the ABL Agent.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower, individually, or of the Loan Parties, taken as a whole, to perform its or their respective obligations under any Loan Document to which it is or they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means (a) the ABL Credit Agreement, and (b) with respect to any Person, each contract or agreement (i) to which such Person is a party involving aggregate consideration payable to or by such Person of $3,500,000 or more in any year, (ii) otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person or (iii) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” means any Domestic Subsidiary of Borrower that individually, or together with its Subsidiaries on a consolidated basis, has assets of more than $1,000,000; provided, that in no event shall any Insurance Subsidiary constitute a Material Domestic Subsidiary.

“Maturity Date” means the earliest to occur of (a) June 23, 2025 and (b) the date on which the ABL Debt has been voluntarily paid in full (other than a contingent obligations for which no claim has been asserted) and Revolving Commitments have been terminated (other than through a Refinancing) prior to the Maturity Date (as defined in the ABL Credit Agreement).

“Measurement Period” means (a) for the purpose of determining compliance as of September 30, 2020, the most recently completed three (3) fiscal quarters of the Borrower ending September 30, 2020, and (b) at all times thereafter, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each fee mortgage, deed of trust or deed to secure debt executed by a Loan Party that grants a Lien to the Collateral Agent (or a trustee for the benefit of the Collateral Agent), for the benefit of the Secured Parties, in any Mortgaged Property, as the same may be amended or modified from time to time.

“Mortgaged Property” means all Real Property owned by a Loan Party with respect to which such Loan Party has delivered a Mortgage and all Mortgaged Property Support Documents. As of the Closing Date, the Mortgaged Properties are listed in Schedule 5.21(g).

“Mortgaged Property Support Documents” means, with respect to any Real Property to be encumbered by a Mortgage in accordance with the terms of this Agreement:

(a) a fully executed and notarized Mortgage encumbering the fee interest of a Loan Party in such Real Property;

(b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Collateral Agent may reasonably require with respect to other Persons having an interest in the Real Property;

(c) with respect to any Eligible US Real Property, except as otherwise expressly agreed by Agent in writing, the Collateral Agent shall have received a survey complying with certain requirements of the American Land Title Association in form consistent with those delivered at the Closing, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage policies by a land surveyor duly registered and licensed in the state in which the property described in such survey is located and otherwise of a similar scope as those provided at the Closing;

(d) the applicable Loan Party shall have delivered to the Collateral Agent evidence of flood insurance naming the Collateral Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect (or, in the case of the Australian Real Property, any comparable statute under the laws of Australia), which shall be reasonably satisfactory in form and substance to the Collateral Agent;

(e) without limiting clause (d), as to (i) whether such Real Property is a Flood Hazard Property, and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (1) as to the fact that such Real Property is a Flood Hazard Property, and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) copies of insurance policies or certificates of insurance of the Loan Parties and each Subsidiary evidencing flood insurance sufficient for compliance with Flood Laws and otherwise satisfactory to the Collateral Agent and Lenders and naming the Collateral Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties;

(f) an opinion of legal counsel to the Loan Party granting the Mortgage on such Real Property, addressed to the Collateral Agent and each Lender, in form and substance reasonably acceptable to the Collateral Agent;

(g) the Collateral Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance satisfactory to the Collateral Agent, from an environmental consulting firm reasonably acceptable to the Collateral Agent, which report shall identify recognized environmental conditions and the Collateral Agent shall be satisfied with the nature of any such matters and Collateral Agent may, upon the receipt of a Phase I Environmental Site Assessment, require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment or Collateral Agent determines that such further environmental assessments or reports are required, it being agreed that the Loan Parties shall be responsible for all costs and expenses associated with such assessments and reports;

(h) an Environmental Agreement and such other documents, instruments or agreements as the Collateral Agent may reasonably require with respect to any environmental risks regarding such Real Property; and

(i) the applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Collateral Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“NOLV Percentage” means the net orderly liquidation value of Inventory, expressed as a percentage of Value, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent Inventory Appraisal approved by the Administrative Agent.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit H.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Term Loan, which shall be substantially in the form of Exhibit N or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate substantially the form of Exhibit I or any other form approved by the Administrative Agent.

“Operating Facilities” means, at any time, a collective reference to the facilities and Real Properties owned, leased or operated by Borrower or any of its Subsidiaries.

“Ordinary Course of Business” means the ordinary course of business of the Borrower ~~or~~, any other Loan Party or, with respect to the Designated Disbursement Account, any Subsidiary of the Borrower, undertaken in good faith and consistent with applicable Law and past practices.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, ~~(~~or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction~~)~~; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Original US Term Loan” means a Term loan made pursuant to Section 2.01(a).

“Original US Term Loan Commitment” means, with respect to each Lender, its obligation to make an advance of the US Term Loan up to the maximum principal amount shown on Schedule 1.01(b).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07(b)).

“Outstanding Amount” means with respect to Term Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, occurring on such date. The Outstanding Amount of all Term Loans as of the ~~Closing~~Second Amendment Effective Date is $~~70,000,000.00.~~83,250,000.00.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Payment Conditions” means, with respect to any Acquisition, Investment or Restricted Payment, the satisfaction of the following conditions:

(a) as of the date of any such Acquisition, Investment or Restricted Payment and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(b) either (i) (A) the Consolidated Fixed Charge Coverage Ratio (calculated after giving Pro Forma Effect to such Acquisition, Investment or Restricted Payment, as applicable) as of the end of the most recently ended 12 month period prior to the making of such Acquisition, Investment or Restricted Payment, as applicable, shall be at least 1.00 to 1.00 and (B) Availability (after giving Pro Forma Effect to such Acquisition, Investment or Restricted Payment, as applicable) on the date of such Acquisition, Investment or Restricted Payment, as applicable, and during the thirty (30) consecutive day period ending on and including the date of such Acquisition, Investment or Restricted Payment, as applicable, shall be greater than the greater of (i) $13,500,000 and (ii) 15.0% of the Line Cap; or (ii) Availability (after giving Pro Forma Effect to such Acquisition, Investment or Restricted Payment, as applicable) on the date of such Acquisition, Investment or Restricted Payment, as applicable, and during the thirty (30) consecutive day period ending on and including the date of such Acquisition, Investment or Restricted Payment, as applicable, shall be greater than the greater of (i) $18,000,000 and (ii) 20.0% of the Line Cap; and

(c) the Lender shall have received a certificate of an authorized officer of the Borrower on the date of such Acquisition, Investment or Restricted Payment, as applicable, certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means the certificate delivered to the Administrative Agent on or prior to the Closing Date that provides the information requested to be provided therein with respect to the personal or mixed property of each Loan Party.

“Permitted Acquisition” means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(b) the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis (including, without limitation and without duplication, any cash earnest money deposits and any escrow deposits, delayed purchase price payments or payment of the maximum amount of any earnout or similar obligations), (i) the Loan Parties are in Pro Forma Compliance and (ii) the Consolidated Leverage Ratio shall be no more than 2.50 to 1.0 (calculated using the same Measurement Period used to determine Pro Forma Compliance in accordance with the preceding clause (i));

(c) the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 6.14 with the priority of such security interest as dictated by the Intercreditor Agreement, and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 6.13;

(d) the Administrative Agent and the Lenders shall have received not less than thirty (30) days prior to the consummation of any such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two (2) most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (iii) Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition), and (iv) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition, a Permitted Acquisition Certificate, executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e) [reserved];

(f) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target; and

(g) after giving effect to such Acquisition and any Borrowings (as such term is defined in the ABL Credit Agreement) made in connection therewith, the Payment Conditions are satisfied;

provided that, in no event shall any Permitted Acquisition occur until the Consolidated Fixed Charge Coverage Ratio Stabilization Date.

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

“Permitted Inventory Location” has the meaning set forth in the ABL Credit Agreement.

“Permitted Investments” means, at any time, Investments by the Borrower or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.02.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Transfers” means (a) Dispositions of Inventory in the Ordinary Course of Business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) non-exclusive licenses and sublicenses of Intellectual Property entered into in the Ordinary Course of Business; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the pledge agreement, dated as of the Closing Date, executed in favor of the Collateral Agent by each of the Loan Parties.

“Pledged Collateral” has the meaning specified in the Pledge Agreement.

“Prepayment Premium” has the meaning specified in the Fee Letter.

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business, or for any Acquisition, or for any Restricted Payment, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and

(d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advance” has the meaning specified in Section 2.02.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Liens” has the meaning specified in Section 7.01(i).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash of Loan Parties that is in a Deposit Account which is the subject of a Qualifying Control Agreement that grants sole dominion and control to Administrative Agent (whether alone or together with the ABL Agent) and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary, the ABL Agent, and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Real Property” shall mean any estates or interests in real property now owned or hereafter acquired by any Borrower or its Subsidiaries and the improvements thereto.

“Real Property Appraisal” means, as to any Real Property Collateral, an appraisal (based on Appraised Value) of such Real Property Collateral conducted a third party appraiser engaged by the Administrative Agent which shall assume a marketing time of twelve (12) months and otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

“Real Property Collateral” shall mean any Real Property held by any Loan Party that is subject to a Mortgage, together with all other Property (as defined in the Mortgage encumbering such Real Property).

“Real Property Contracts” shall mean all contracts necessary for the use, maintenance, construction, and operation of the Real Property Collateral.

“Real Property Reserves” shall mean such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Administrative Agent’s ability to realize upon any Eligible Real Property or to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon any Eligible Real Property. Without limiting the generality of the foregoing, Real Property Reserves may include (but are not limited to) (i) reserves for (A) municipal taxes and assessments, (B) repairs, (C) remediation of title defects, (D) utilities and (E) environmental contamination or noncompliance with any laws, including without limitation Environmental Laws, and (ii) reserves for Indebtedness secured by Liens having priority over the Lien in favor of the Collateral Agent for the benefit of the Lenders on such Real Property.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

~~“Reporting Trigger Period” means the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability at any time is less than the greater of (A) $15,750,000 and (B) 17.5% of the Line Cap for five (5) consecutive days, and (b) continuing until the date that, at all times during each of the preceding 30 consecutive days, both (i) no Event of Default has occurred or been continuing and (ii) Availability has been greater than the greater of (A) $15,750,000 and (B) 17.5% of the Line Cap.~~

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, that the Total Credit Exposures of Defaulting Lenders shall be disregarded in determining Required Lenders; provided, further, that if there are only two (2) Lenders that are not Defaulting Lenders, Required Lenders shall mean all Lenders that are not Defaulting Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Resolution Authority” means the EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Commitment” shall have the meaning assigned to such term in the ABL Credit Agreement.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that the rent payable pursuant to any such lease is on market terms.

“Sale Deadline” means May 15, 2022 (or such later date as may be agreed by the Administrative Agent and the Required Lenders).

“Sale Process” means the process by the Loan Parties and the Investment Bank to market and sell the assets of the Loan Parties or obtain other investment or refinancing opportunities to be consummated on or before the Sale Deadline.

“ Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

~~“Scheduled Unavailability Date” has the meaning specified in Section 3.04(a).~~

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Term Loan Agreement and First Amendment to the Pledge Agreement, dated as of the Second Amendment Effective Date, by and among the Administrative Agent, the Collateral Agent, the Borrower, the other Loan Parties and each Lender party thereto.

“Second Amendment Effective Date” means December 30, 2021.

“Second Amendment US Term Loan” means a Term loan made pursuant to Section 2.01(a).

“Second Amendment US Term Loan Commitment” means, with respect to each Lender, its obligation to make an advance of the US Term Loan up to the maximum principal amount set forth in the Second Amendment.

“Secured Parties” means, collectively, the Administrative Agent, Collateral Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the security agreement, dated as of the Closing Date, executed in favor of the Collateral Agent by each of the Loan Parties.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit G.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, ~~and~~ (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the Ordinary Course of Business, and (f) with respect to the Australian Borrower, it is not “insolvent” as such term is defined in section 9 of the Australian Corporations Act and it is not or is not deemed for the purpose of any applicable Laws to be insolvent or to be unable to pay its debts as they fall due. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“~~South Gate Disposition” means the sale or disposition by the Borrower of the South Gate Property for a sale price of not less than 60% of the Appraised Value of the South Gate Property and resulting in a portion of such proceeds in an amount equal to the South Gate Mandatory Prepayment Amount applied as a prepayment of the Obligations pursuant to Section 2.05(b)(ii) hereof; provided, that for purposes of the Fee Letter and Section 2.05(b)(ii) hereof, any sale or disposition of the South Gate Property after the occurrence and during the continuance of an Event of Default under Section 8.01(a), 8.01(b) (resulting from breach or default under any provision of Article VII), 8.01(f) or 8.01(g) (including, without limitation, any transfer of the South Gate Property by or on behalf of the Collateral Agent pursuant to the power of sale contained in the Mortgage encumbering such Real Property, or any disposition of such Real Property by the Borrower following the occurrence of any such Event of Default with the consent of the Agent, or any disposition thereof by the Borrower during any Insolvency Proceeding) shall not constitute a “South Gate Disposition”.~~

~~“South Gate Mandatory Prepayment Amount” means (a) if the South Gate Disposition sale price is less than 80% of the Appraised Value of the South Gate Property, $25,000,000, or (b) if the South Gate Disposition sale price is equal to or greater than 80% of the Appraised Value of the South Gate Property, $20,000,000.~~

~~“South Gate Property” means that certain Real Property located at 5037 Patata St, South Gate, CA 90280 and owned by the Borrower. “~~Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan(s)” ~~has the meaning specified in Section 2.01.~~means, collectively, the US Term Loans and the AUS Term Loans.

“Term Loan Borrowing Base” means ~~on any date of determination an amount equal to the sum of, without duplication:~~, individually and collectively, the US Term Loan Borrowing Base and AUS Term Loan Borrowing Base.

~~(a) the Value of Eligible Accounts multiplied by the Eligible Accounts Advance Rate, plus~~

~~(b) the NOLV Percentage of the Value of Eligible Inventory multiplied by the Eligible Inventory Advance Rate, plus~~

~~(c) the Appraised Value of Eligible Machinery and Equipment multiplied by the M&E Advance Rate, plus~~

~~(d) the Appraised Value of Eligible Real Property multiplied by the Eligible Real Property Advance Rate, minus~~

~~(e) the aggregate amount of all TL Priority Collateral Reserves established by Administrative Agent from time to time, any change therein to become effective immediately upon written notification thereof to the Borrower by the Administrative Agent, minus~~

~~(f) the ABL Borrowing Base (exclusive of all Availability Reserves, including the Term Loan Reserve) on such date of determination.~~

~~The Term Loan Borrowing Base at any time shall be determined by reference to the most recent Term Loan Borrowing Base Report theretofore delivered to the Administrative Agent with such adjustments as the Administrative Agent deems appropriate in its Permitted Discretion to assure that the Term Loan Borrowing Base is calculated in accordance with the terms of this Agreement, including without limitation such adjustments to give effect to Availability Reserves imposed by the ABL Agent following such delivery.~~

~~The advance rates pursuant to clauses (a), (b) and (c) above shall be reduced by the Agent in its Permitted Discretion on a prorated basis if the analogous advance rates under the ABL Borrowing Base are reduced pursuant to the ABL Credit Agreement (but in no event shall such reduction be in excess of that under the ABL Credit Agreement).~~

~~Notwithstanding the foregoing to the contrary, the amount included in the Term Loan Borrowing Base with respect to any parcel of Eligible Real Property shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by the Mortgage thereon.~~

“Term Loan Borrowing Base Report” shall mean a report of (i) the US Term Loan Borrowing Base by the Borrower included in the Consolidated Borrowing Base Report, setting forth the calculation of the US Term Loan Borrowing Base, including a calculation of each component thereof, and (ii) the AUS Term Loan Borrowing Base, including a calculation of each component thereof.

“Term Loan Cash Collateral Account” has the meaning assigned to the term “Term Loan Cash Collateral Account” in the Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning assigned to the term “Term Loan Priority Collateral” in the Intercreditor Agreement.

~~“Term Loan Reserve” shall mean an Availability Reserve maintained by the ABL Agent against the ABL Borrowing Base in an amount equal to the amount by which, if any, (a) the aggregate outstanding principal amount of the Term Loans, exceeds (b) the Term Loan Borrowing Base.~~

“Threshold Amount” means $5,000,000; provided that, for purposes of Section 8.01(e) with respect to the China Facility, the Threshold Amount shall be $15,000,000.

“TL Priority Collateral Reserves” means, without duplication, the sum (without duplication) of (a) the M&E Reserves; (b) the Real Property Reserves; and (c) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time, with respect to the Term Loan Priority Collateral and/or work in process Inventory.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of all Term Loans of such Lender at such time.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“US Term Loan” means an Original US Term Loans or a Second Amendment US Term Loan.

“US Term Loan Borrowing Base” means on any date of determination an amount equal to the sum of, without duplication:

(a) the Value of Eligible Accounts multiplied by the Eligible Accounts Advance Rate, plus

(b) the NOLV Percentage of the Value of Eligible Inventory multiplied by the Eligible Inventory (Raw Materials and Finished Goods) Advance Rate, plus

(c) the NOLV Percentage of the Value of Eligible Inventory constituting “work in process” multiplied by the Eligible Inventory (WIP) Advance Rate, plus

(d) the Appraised Value of Eligible Machinery and Equipment multiplied by the M&E Advance Rate, plus

(e) the Appraised Value of Eligible US Real Property multiplied by the Eligible US Real Property Advance Rate, minus

(f) the aggregate amount of all TL Priority Collateral Reserves established by Administrative Agent from time to time, any change therein to become effective immediately upon written notification thereof to the Borrower by the Administrative Agent, minus

(g) the ABL Borrowing Base (exclusive of all Availability Reserves, including the US Term Loan Reserve) on such date of determination.

The US Term Loan Borrowing Base at any time shall be determined by reference to the most recent Term Loan Borrowing Base Report theretofore delivered to the Administrative Agent with such adjustments as the Administrative Agent deems appropriate in its Permitted Discretion to assure that the US Term Loan Borrowing Base is calculated in accordance with the terms of this Agreement, including without limitation such adjustments to give effect to Availability Reserves imposed by the ABL Agent following such delivery.

The advance rates pursuant to clauses (a), (b) and (c) above shall be reduced by the Agent in its Permitted Discretion on a prorated basis if the analogous advance rates under the ABL Borrowing Base are reduced pursuant to the ABL Credit Agreement (but in no event shall such reduction be in excess of that under the ABL Credit Agreement).

Notwithstanding the foregoing to the contrary, the amount included in the Term Loan Borrowing Base with respect to any parcel of Eligible US Real Property shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by the Mortgage thereon.

“US Term Loan Reserve” means an Availability Reserve maintained by the ABL Agent against the ABL Borrowing Base in an amount equal to the amount by which, if any, (a) the aggregate outstanding principal amount of the US Term Loans, exceeds (b) the US Term Loan Borrowing Base.

“US Term Loans” means the Original US Term Loan and the Second Amendment US Term Loans.

“Value” means, on any date of determination: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among the Borrower and its Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

~~“Vicksburg Property” means that certain Real Property located at 1735 N Washington St, Vicksburg, MS 39183 and owned by the Borrower.~~

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document and, to the extent applicable, the Intercreditor Agreement), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to Value, Term Loan Borrowing Base components, Term Loans, other Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of the Term Loan Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Term Loan Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Administrative Agent in its Permitted Discretion (and not necessarily calculated in accordance with GAAP).

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person hereunder (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP, any change in the Loan Parties’ accounting policies, or any change in the application of GAAP by the Loan Parties, in any case, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP as in effect prior to the adoption of FASB ASC 842 (or any similar or replacement accounting pronouncement).

(c) Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, each Acquisition, and each Restricted Payment, by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07	~~1.06~~ [Reserved].

1.08	~~1.07~~ UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.09 ~~1.08~~ Rates.

The Administrative Agent ~~does~~and the Lenders do not warrant, nor accept responsibility, nor shall the Administrative Agent or any of the Lenders have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “~~LIBO~~Eurodollar Rate” or with respect to any ~~comparable or successor rate thereto~~rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

TERM LOANS

2.01 Term Loans.

(a) US Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower, in Dollars, ~~on the Closing Date~~ in the amount of such Lender’s US Term Commitment (each, ~~a~~an “Original US Term Loan” and collectively, the “Original US Term Loans”). The US Term Loans that are repaid or prepaid (to the extent permitted hereunder) may not be reborrowed. The aggregate Original US Term Loan Commitments shall be automatically and permanently reduced to zero on the Closing Date. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 4.01 of the Agreement shall be deemed to constitute the Borrower’s request to borrow the US Term Loan in the aggregate amount of all Original US Term Loan Commitments on the Closing Date. Subject to the terms and conditions set forth herein, each Lender with a Second Amendment US Term Loan Commitment severally agrees to make a single loan to the Borrower, in Dollars, on the Second Amendment Effective Date in the amount of such Lender’s Second Amendment US Term Loan Commitment (each, a “Second Amendment US Term Loan” and collectively, the “Second Amendment US Term Loans”). The Second Amendment US Term Loans that are repaid or prepaid (to the extent permitted hereunder) may not be reborrowed. The aggregate Second Amendment US Term Loan Commitments shall automatically and permanently be reduced to zero on the Second Amendment Effective Date. The execution and delivery of the Second Amendment by the Borrower and the satisfaction of all conditions precedent in Section 4.01 of the Agreement shall be deemed to constitute the Borrower’s request to borrow the Second Amendment US Term Loans in the aggregate amount of all Second Amendment US Term Loan Commitments on the Second Amendment Effective Date. The Administrative Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate TL Priority Collateral Reserves against the US Term Loan Borrowing Base.

(b) AUS Term Loans. Subject to the terms and conditions set forth herein, each Lender with an AUS Term Loan Commitment severally agrees to make a single loan to the Borrower, in Dollars, on the Second Amendment Effective Date in the amount of such Lender’s AUS Term Loan Commitment (each, an “AUS Term Loan” and collectively, the “AUS Term Loans”). The AUS Term Loans that are repaid or prepaid (to the extent permitted hereunder) may not be reborrowed. The aggregate AUS Term Loan Commitments shall be automatically and permanently reduced to zero on the Second Amendment Effective Date. The execution and delivery of Second Amendment by the Borrower and the satisfaction of all conditions precedent in Section 4.01 of the Agreement shall be deemed to constitute the Borrower’s request to borrow the AUS Term Loans in the aggregate amount of all AUS Term Loan Commitments on the Second Amendment Effective Date. The Administrative Agent shall have the right, at any time and from time to time after the Second Amendment Effective Date in its Permitted Discretion to establish, modify or eliminate TL Priority Collateral Reserves against the AUS Term Loan Borrowing Base.

(c) Term Loan Reserves. If any Consolidated Borrowing Base Report delivered pursuant to Section 6.02(c) shows that the then outstanding principal balance of (i) the US Term Loans is in excess of the US Term Loan Borrowing Base, or (ii) the AUS Term Loans is excess of the AUS Term Loan Borrowing Base, then the US Term Loan Reserve and/or AUS Term Loan Reserve shall be implemented (as applicable) in an amount equal to such excess ~~shall be implemented~~ and the Loan Parties shall take such steps as shall be required under Section 3.9 of the Intercreditor Agreement to enable the ABL Agent to implement such US Term Loan Reserve and/or AUS Term Loan Reserve (as applicable), in each case, for so long as such excess exists.

2.02 Protective Advances.

The Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s discretion, to make, at any time and from time to time, a disbursement or advance which: (a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or (b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; and (c) is made to pay any amount chargeable to any Loan Party hereunder (collectively, “Protective Advances”); provided, that the aggregate principal amount of all such Protective Advances shall not exceed 10% of the Term Loan Borrowing Base at any time. All Protective Advances shall be repayable on demand of the Administrative Agent and, together with all interest thereon, constitute Obligations secured by the Collateral. Protective Advances shall not constitute Term Loans but shall otherwise constitute Obligations for all purposes hereunder. Interest on Protective Advances shall be payable at the LIBO Rate in effect from time to time, plus the Applicable Margin and shall be payable on demand of the Administrative Agent. Each Lender agrees that it shall pay to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, an amount equal to such Lender’s pro rata share of each such Protective Advance. The making of any such Protective Advance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Protective Advance on any other occasion or to permit such Protective Advances to remain outstanding. The Administrative Agent shall have no liability for, and no Loan Party or Secured Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to any Protective Advance.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Optional Prepayments. The Borrower may, at any time or from time to time following the Closing Date, upon delivery to the Administrative Agent of a Notice of Loan Prepayment, voluntarily prepay the Term Loans in whole or in part, subject to payment of the applicable Prepayment Premium; provided that, unless otherwise agreed by the Administrative Agent, such notice must be received by the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days prior to any date of prepayment of the Term Loans. Each such notice shall specify the date and amount of such prepayment. The

Administrative Agent will promptly notify each Lender of its receipt of any such notice and the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the principal amount prepaid, together with the applicable Prepayment Premium, if applicable. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied against the Term Loans designated by the Borrower in such Notice of Loan Prepayment, against remaining installments of the applicable Term Loans in the inverse order of maturity until paid in full, and shall be paid to the Lenders in accordance with their respective Applicable Percentages of the Term Loans so prepaid.

(b) Mandatory Prepayments.

(i) Dispositions and Involuntary Dispositions. ~~Subject to the provisions of Section 2.05(b)(ii) relative to the South Gate Disposition, the~~ The Borrower shall prepay the Term Loans as hereinafter provided with the Net Cash Proceeds received by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers) and Involuntary Dispositions of:

(A) any assets (other than Real Property) of the type constituting Term Loan Priority Collateral, in an amount equal to 100% of such aggregate Net Cash Proceeds,

(B) any Real Property, in an amount equal to ~~90~~100% of such aggregate Net Cash Proceeds, and

(C) subject to the Intercreditor Agreement, any other assets (including ABL Priority Collateral), in an amount equal to 100% of such aggregate Net Cash Proceeds, unless such proceeds are applied to prepay the ABL Debt under the terms of the ABL Documents, in each case, within five (5) days after the date of such Disposition or Involuntary Disposition; provided that, the Borrower may, within one-hundred eighty (180) days of the date of such Disposition or Involuntary Disposition, reinvest such Net Cash Proceeds from (x) ~~an Disposition or Involuntary Disposition of the Vicksburg Property or~~ [reserved], (y) any Disposition or Involuntary Disposition of Equipment arising from any single transaction or related series of transactions in aggregate amount not to exceed $100,000 in the aggregate for any calendar year, or (z) an Involuntary Disposition of Real Property, in the case of ~~either (x) or~~ (y), in replacement Equipment or other Term Loan Priority Collateral used or useful in the Borrower’s business, or in the case of (z) to repair or replace the applicable Real Property; provided further that, during such reinvestment period, all such Net Cash Proceeds shall be delivered upon receipt to Administrative Agent for deposit to the Term Loan Cash Collateral Account; and provided further that, to the extent such period has expired without such reinvestment being made or completed, any remaining Net Cash Proceeds shall be applied to prepay the Term Loans and any other remaining Obligations. Notwithstanding the foregoing, upon notice from the Administrative Agent to Borrower, up to 100% of aggregate Net Cash Proceeds received on account of Dispositions made pursuant to Section 7.05(g) shall be applied in reduction of the Term Loans (including, for clarity, all such Net Cash Proceeds on deposit in the Term Loan Cash Collateral Account), to the extent such Net Cash Proceeds have not previously been reinvested or committed to be reinvested pursuant to this Section 2.05(b) (provided such reinvestment is scheduled to be completed within the foregoing 180 day period commencing as of the date of the applicable Disposition). Any reinvestment of Net Cash Proceeds pursuant to this Section 2.05(b) shall also be subject to the terms of Section 6.22(c).

(ii) ~~South Gate Disposition. With respect to the South Gate Disposition, the Borrower shall, within two Business (2) Days following the consummation of such Disposition, prepay the Term Loans as hereinafter provided in an amount equal to the South Gate Mandatory Prepayment Amount. For the avoidance of doubt, to the extent that the Borrower shall sell or dispose of the South Gate Property in any transaction not constituting the South Gate Disposition, the Borrower shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds arising from such sale or disposition.~~ [Reserved].

(iii) Equity Issuance. Subject to the terms of the Intercreditor Agreement, immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance by (A) the Borrower or (B) any Subsidiary of the Borrower to any Person that is not the Borrower or another Subsidiary of the Borrower, and excluding any Equity Issuance to any Loan Party’s officers, directors or employees that is permitted under Section 7.06, the Borrower shall prepay the Term Loans and any other remaining Obligations as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds, unless such proceeds are applied to prepay the ABL Debt under the terms of the ABL Documents.

(iv) Debt Issuance. Subject to the terms of the Intercreditor Agreement, immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Term Loans and any other remaining Obligations as hereinafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds unless such proceeds are applied to prepay the ABL Debt under the terms of the ABL Documents.

(v) Extraordinary Receipts. Subject to the terms of the Intercreditor Agreement, immediately upon receipt by any Loan Party or any Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in clause (i), (ii), (iii), or (iv) of this Section, the Borrower shall prepay the Term Loans as hereinafter provided in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom; provided that the Borrower may reinvest such Net Cash Proceeds in properties or assets within one-hundred eighty (180) days of the date of such Extraordinary Receipt; provided further that, that during such reinvestment period, all such Net Cash Proceeds are delivered upon receipt to Administrative Agent for deposit to a deposit account subject to a Qualifying Control Agreement; provided, further that to the extent such period has expired without such reinvestment being made or completed, any remaining Net Cash Proceeds would be applied to prepay the Term Loans and any other remaining Obligations, unless such proceeds are applied to prepay the ABL Debt under the terms of the ABL Documents.

(vi) Application of Payments. Each prepayment of the Term Loans pursuant to the foregoing provisions of Section 2.05(b)(i)-(v) shall be paid by such Loan Party to Administrative Agent for the ratable benefit of Lenders in accordance with their respective Applicable Percentages as a mandatory prepayment of the Obligations and shall be applied to repay outstanding principal of the Term Loans until repaid in full, and then against the other Obligations, in inverse order of maturities or as Administrative Agent otherwise determines; provided, that (x) any prepayment of the Term Loans required upon a Disposition or Involuntary Disposition of the Australian Real Property shall be applied as provided in this Section 2.05(b)(vi), first, against the Obligations in respect of the AUS Term Loans, until paid in full, and then against the remaining Obligations; (y) any prepayment of the Term Loans required upon a Disposition or Involuntary Disposition of the US Real Property or Equipment shall be applied as provided in this Section 2.05(b)(vi), first, against the Obligations in respect of the US Term Loans, until paid in full, and then against the remaining Obligations; and (z) any other prepayment of the Term Loans required under this Section 2.05(b) shall be applied ratably against the outstanding Term Loans.

All prepayments under this Section 2.05(b) shall be and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06	[Reserved].

~~2.07~~	~~Amortization Payments.~~

2.07

Repayment of Term Loans. The Borrower shall repay to the Lenders ~~the principal balance of the Term Loans in quarterly installments of principal, each in the amount of $875,000, on March 31, June 30, September 30, and December 31, of each year, with the first such payment due and payable on June 30, 2021; provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and shall be in an amount equal to~~on the Maturity Date the aggregate ~~remaining principal~~ amount of all Term Loans and all other Obligations outstanding on such date~~, together with all remaining unpaid Obligations then outstanding. If any principal installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the preceding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be~~..

2.08	Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b) and (c), all Obligations, including the Term Loans, shall bear interest at a rate per annum equal to the LIBO Rate in effect from time to time, plus the Applicable Margin, and shall accrue from the ~~Closing Date~~date of funding of each applicable Term Loan hereunder until payment in full of all Obligations by the Borrower.

(b) Default Rate.

(i) If (A) any amount of principal of the Term Loans is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, or (B) any Event of Default pursuant to Sections 8.01(f) or (g) exists, in either case, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If (A) any amount (other than principal of the Term Loans) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or (B) any Event of Default (other than an Event of Default pursuant to Sections 8.01(f) or (g)) exists, then, in either case, at the election of the Administrative Agent or the Required Lenders, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (including a payment default), all outstanding Obligations may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Term Loan shall be due and payable in arrears (i) on each Interest Payment Date, (ii) on any date of prepayment, with respect to the principal amount of Term Loans being prepaid, and (iii) at such other times as may be specified herein~~.~~; such interest payable (A) with respect to the Original US Term Loan, in cash, and (B) with respect to the AUS Term Loan and the Second Amendment US Term Loans, by adding the amount thereof to the outstanding principal amount of the applicable Term Loan (“PIK Interest”), whereupon such PIK Interest shall commence to bear interest at the rate set forth in Section 2.08(a). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest accrued on any other Obligations under the Loan Documents shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand, and all accrued but unpaid interest on the Obligations (including PIK Interest) shall be due and payable in full on the Maturity Date (or if earlier, the Facility Termination Date).

2.09	Fees.

The Loan Parties shall pay all fees set forth in the Fee Letter and any other fee letter executed in connection with this Agreement and such fees are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. The Loan Parties shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees~~; Retroactive Adjustments of Applicable Rate.~~.

(a) Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on the Term Loans for the day on which such Term Loans are made, and shall accrue for the day on which such Term Loan or any portion thereof is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) [Reserved].

2.11	Evidence of Debt.

(a) Maintenance of Accounts. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the Ordinary Course of Business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

(b) Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in any Term Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) [~~reserved]~~Reserved].

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Term Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Term Loan shall be made by the Lenders on a pro rata basis in accordance with their respective Commitment, (ii) each payment of fees under Section 2.09 shall be made for account of the appropriate Lenders on a pro rata basis; (iii) each payment or prepayment of principal of Term Loans by the Borrower shall be made for account of the Lenders on a pro rata basis in accordance with the respective unpaid principal amounts of the Term Loans held by them; and (iv) each payment of interest on the Term Loans by the Borrower shall be made for account of the Lenders on a pro rata basis in accordance with the amounts of interest on such Term Loans then due and payable to the Lenders.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) any Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral.

(a) Certain Credit Support Events. If the Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or 8.02(c), the Borrower shall within one (1) Business Day following any request by the Administrative Agent, provide Cash Collateral (i) in the case of Section 2.05, in the amount of any Net Cash Proceeds arising from the applicable prepayment event pending reinvestment, and (ii) in the case of Section 8.02(c), in an amount required by the definition of Cash Collateral hereunder.

(b) Grant of Security Interest. The Borrower hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and agrees to maintain a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the amount determined by the Administrative Agent, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in the Term Loan Cash Collateral Account. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.05 or 8.02 shall be held and applied to the satisfaction of the Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to secure Obligations shall be released promptly following (i) the elimination of such Obligations giving rise thereto, (ii) in the case of Section 2.05, upon reinvestment of the applicable Cash Collateral or, absent such reinvestment, upon application to the

Obligations as provided in such Section, or (iii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the Administrative Agent may agree that Cash Collateral shall not be released but instead held to support future anticipated Obligations.

2.15 Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Effect of Termination.

Until the Facility Termination Date, all undertakings of the Loan Parties contained in the Loan Documents shall continue, and the Administrative Agent shall, subject to Section 9.10 hereof, retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Term Loan or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to charge interest rates based upon the LIBO Rate shall be suspended until such Lender notifies the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice the Administrative Agent, in consultation with the Borrower, shall establish an alternative rate applicable to the Obligations as contemplated by Section 3.03 hereof.

3.03 Inability to Determine Rates.

(a) Subject to Section 3.04, if in connection with any Term Loan accruing interested based on the LIBO Rate, (i) Administrative Agent determines that adequate and reasonable means do not exist for determining the LIBO Rate or (ii) the Administrative Agent or the Required Lenders reasonably determine that for any reason the LIBO Rate does not adequately and fairly reflect the cost to such Lenders of funding the Term Loans, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to maintain Term Loans using the LIBO Rate shall be suspended.

(b) Subject to Section 3.04, if, notwithstanding the foregoing, if Administrative Agent has made the determination described in clause (a)(i) or (a)(ii) of this Section, or if any Lender has delivered a notice pursuant to Section 3.02, Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate for the Term Loans, in which case, such alternative rate of interest shall apply with respect to the Term Loans until (i) Administrative Agent revokes the notice delivered under clause (a) of this Section, (ii) Administrative Agent or the Required Lenders notify Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of maintaining the Term Loans, or (iii) any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Administrative Agent and the Borrower written notice thereof.

3.04 LIBOR Successor Rate.

~~(a)~~ Notwithstanding anything to the contrary ~~in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:~~herein or in any other Loan Document:

~~(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBO Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or~~

~~(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over~~

(a) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(b) (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has ~~made a public statement identifying a specific date after which LIBOR or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or~~

~~(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR,~~

~~then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time,~~not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders ~~have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x),~~

~~object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.~~

~~(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended, (to the extent of the affected LIBO Rate Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans or Interest Periods).~~

~~(c) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 1.50% for purposes of this Agreement.~~

~~(d)~~ (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(c) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such

Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(d) In connection with the implementation ~~of a LIBOR Successor Rate~~and administration of a Benchmark Replacement, the Administrative Agent will have the right to make ~~LIBOR Successor Rate~~Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~LIBOR Successor Rate~~Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

~~(e) For purposes hereof:~~

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.04.

(f) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“ Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.04 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“ Benchmark Replacement” means:

(1) For purposes of Section 3.04(a), the alternative set forth below:

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; and

(2) For purposes of Section 3.04(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

~~(i)~~ “~~LIBOR Successor Rate~~Benchmark Replacement Conforming Changes” means, with respect to any ~~proposed LIBOR Successor Rate, any conforming~~Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters ~~as may be appropriate, in the discretion of~~) that the Administrative Agent~~,~~ decides may be appropriate to reflect the adoption and implementation of such ~~LIBOR Successor Rate~~Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent

~~determines~~decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such ~~LIBOR Successor Rate~~Benchmark Replacement exists, in such other manner of administration as the Administrative Agent ~~determines~~decides is reasonably necessary in connection with the administration of this Agreement~~);~~ and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“ Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.04, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ Other Rate Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.04(b) and paragraph (2) of the definition of “Benchmark Replacement”.

~~(ii)~~ “Relevant Governmental Body” means the Board of Governors of the Federal Reserve ~~Board and/~~System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve ~~Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement;(iii) “SOFR” with respect to any day means the secured overnight financing rate published for such day by~~System or the Federal Reserve Bank of New York, ~~as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website and that has been selected or recommended by the Relevant Governmental Body;~~or any successor thereto.

~~(iv)~~ “SOFR~~-Based Rate” means SOFR or Term SOFR; and~~ Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.04(a) and paragraph (1) of the definition of “Benchmark Replacement”.

~~(v) “Term SOFR” means~~ “Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate ~~for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and~~based on SOFR that has been selected or recommended by the Relevant Governmental Body~~, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion~~.

3.05 Increased Costs; Reserves on LIBO Rate Loans

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.05(d));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting any Lender’s Term Loan or this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan, or to increase the cost to such Lender to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of such Lender’s Term Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance or the funding of the Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.06 [Reserved].

3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.07(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.08 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO TERM LOANS

4.01 Conditions of the Term Loans.

Except to the extent specifically included as a post-closing obligation under Section 6.17 hereof, the obligation of each Lender to fund its Term Loan hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a) Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of each signing Loan Party, dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender,

(ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower,

(iii) counterparts of the Security Agreement, the Pledge Agreement and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable,

(iv) the Mortgages and each other Mortgaged Property Support Documents for each Mortgaged Property,

(v) a duly completed letter of direction and funds flow memorandum executed by a Responsible Officer,

(vi) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto, and

(vii) the Intercreditor Agreement, duly executed by the ABL Agent and acknowledged by the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(b) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate dated the Closing Date, certifying as to (i) the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), (ii) the resolutions of the governing body of each Loan Party authorizing execution and delivery of, and performance of the obligations under, the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the Facility, (iii) a certificate of good standing, existence or its equivalent of each Loan Party issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization, and (iv) the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party. Any Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received a favorable opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and (ii) Skadden or local counsel to the Loan Parties in each jurisdiction in which Eligible Real Property is located for which a Mortgage is executed as of the Closing Date, each dated the Closing Date and addressed to the Administrative Agent and the Lenders and in form and substance acceptable to the Administrative Agent.

(d) Financial Statements. The Administrative Agent and the Lenders shall have received copies of (i) quarterly financial statements of the Borrower and its Subsidiaries dated the end of the most recent fiscal quarter prior to the Closing Date for which financial statements are available, each in form and substance satisfactory to each of them, (ii) Audited Financial Statements for the fiscal years of the Borrower and its Subsidiaries ended December 31, 2019, and (iii) projections prepared by management of the Borrower, each in form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on an annual basis for each of the five years following the Closing Date.

(e) Availability. Agent shall have received an ABL Borrowing Base Report and a Consolidated Borrowing Base Report, each as of the Closing Date and demonstrating, among other items, after giving effect to the proceeds of the Term Loans and the outstanding ABL Loans (after giving effect to any made on the Closing Date), Availability of at least $65,000,000.

(f) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii) searches of ownership of Intellectual Property in the appropriate U.S. governmental offices (i.e., the United States Patent and Trademark Office and United States Copyright Office) and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Collateral Agent’s security interest in the U.S. Intellectual Property included in the Collateral (and certain of which searches may be provided after the Closing Date as determined by the Administrative Agent);

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Collateral Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) original executed stock or membership certificates, if any, evidencing the Pledged Collateral and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Collateral is certificated (it being agreed that the requirement of this Section 4.01(f)(iv) shall be deemed satisfied by delivery of such certificates and stock or transfer powers to the ABL Agent);

(v) in the case of any personal property Collateral located at premises leased by a Loan Party and set forth on Schedule 5.21(g), or at other locations pursuant to warehouseman, consignment, processing or similar agreements, such estoppel letters, consents and waivers from the landlords of such real property or third parties with possession of such Collateral required to be delivered in connection with Section 6.14 (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any Landlord Waiver is satisfactory to the Administrative Agent);

(vi) to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral (it being agreed that the requirement of this Section 4.01(f)(vi) shall be deemed satisfied by delivery of such instruments, documents and chattel paper to the ABL Agent); and

(vii) Qualifying Control Agreements satisfactory to the Administrative Agent required to be delivered pursuant to Section 6.14.

(g) Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent. The Loan Parties shall have delivered to the Administrative Agent an Authorization to Share Insurance Information.

(h) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower certifying as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the initial borrowings under the Loan Documents and the other transactions contemplated hereby.

(i) Perfection Certificate. The Borrower shall have delivered to the Administrative Agent a completed Perfection Certificate, executed and delivered by a Responsible Officer of the Borrower together with all attachments contemplated thereby.

(j) Closing Condition Certificate. The Administrative Agent shall have received a certificate from the Borrower, signed by a Responsible Officer of the Borrower, certifying (A) that the conditions specified in Sections 4.01(p) and (q) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) as to the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (1) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and (D) that the attached, Third Amendment (as defined in the ABL Credit Agreement) and ABL Credit Agreement are true, correct and complete (and attaching such Third Amendment and ABL Credit Agreement).

(k) [Reserved].

(l) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.09.

(m) Due Diligence. The Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lenders, including:

(i) at least five (5) days prior to the Closing Date, the Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to the Borrower, and

(ii) upon the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the Closing Date.

(n) Consents. The Administrative Agent shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement and consummating the transactions contemplated hereby on or as of the Closing Date, including with respect to repayment of any outstanding Indebtedness have been obtained.

(o) [Reserved].

(p) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained herein and in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date the funding of any Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than if such representations and warranties are subject to “materiality” or “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects).

(q) No Default. No Event of Default and no Default, shall exist or have occurred and be continuing on and as of the date of, and after giving effect to, the making of the Term Loans on the Closing Date.

(r) Other Documents. All other documents provided for herein or which the Administrative Agent or any other Lender may reasonably request or require.

(s) Additional Information. Such additional information and materials which the Administrative Agent and/or any Lender shall reasonably request or require.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce each Agent and Lenders to enter into this Agreement and to make available the Term Loans ~~on the Closing Date~~hereunder, each Loan Party represents and warrants to each Agent and the Lenders, as of the date made or deemed made, that:

5.01 Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Quarterly Financial Statements. The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2020, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in Shareholders’ Equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Material Adverse Effect. Since the ~~date of the balance sheet included in the Audited Financial Statements (and, in addition, after delivery of the most recent annual audited financial statements in accordance with the terms hereof, since the date of such annual audited financial statements)~~Second Amendment Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Forecasted Financials. The Consolidated and consolidating (if required to be provided hereunder) forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in management’s good faith business judgment in light of the conditions existing at the time of delivery of such forecasts.

(e) No Dispositions or Involuntary Disposition. From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by Borrower or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of Borrower and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Borrower and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

5.06 Litigation.

There are no actions, suits, proceedings, claims, investigations, or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues ~~that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b)~~ either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. To the Borrower’s knowledge, the Borrower is not in default under any Real Property Contract.

5.08 Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or other legally enforceable rights to use all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Operating Facilities and all operations at the Operating Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Operating Facilities or the Businesses, and there are no conditions relating to the Operating Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Operating Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Operating Facilities in amounts or concentrations that constitute or constituted a violation of Environmental Laws.

(c) Neither Borrower nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Operating Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Operating Facilities, or generated, treated, stored or disposed of at, on or under any of the Operating Facilities or any other location, in each case by or on behalf Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which Borrower or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary, the Operating Facilities or the Businesses.

(f) There has been no release or, threat of release of Hazardous Materials at or from the Operating Facilities, or arising from or related to the operations (including, without limitation, disposal) of Borrower or any Subsidiary in connection with the Operating Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.10 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11 Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary. The Australian Borrower is not a member of an Australian Tax Consolidated Group.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Commitments.

5.13 Margin Regulations; Investment Company Act.

(a) Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Term Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Solvency.

Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

5.17 Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Sanctions Concerns and Anti-Corruption Laws; EEA Financial Institutions.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws; Sanctions. The Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties and their Subsidiaries, their Affiliates, officers and directors have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

5.19 Responsible Officers.

Set forth ~~on Schedule 1.01(c)~~in the incumbency certificate delivered as of the Second Amendment Effective Date are Responsible Officers, holding the offices indicated next to their respective names, as of the ~~Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13~~Second Amendment Effective Date and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, ~~this Agreement, the Notes and the other~~any Loan Documents entered into by any applicable Loan Party from time to time.

5.20 Subsidiaries; Equity Interests; Loan Parties.

(a) Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(b) Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (ix) the organization identification number, (x) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties) and (xi) the industry or nature of business of such Loan Party.

5.21 Collateral Representations.

(a) Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject, as to priority, to (i) to the extent encumbering ABL Priority Collateral, Permitted Liens described in Section 7.01(l) and (ii) to the extent having priority by operation of law, other Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(b) Intellectual Property. Set forth on Schedule 5.21(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is a list of (i) all registered or issued Intellectual Property (including all applications for registration and issuance and including, to the best knowledge of the Loan Parties, all domain names) owned by each of the Loan Parties (including the name/title, current owner, registration or application number, and registration or application date, as applicable, and such other information as reasonably requested by the Administrative Agent), and (ii) all material Licenses of Intellectual Property to which Borrower is a party as Licensor or licensee; provided that such Schedule delivered as of the Closing Date may be updated to correct or supplement information as agreed by the Borrower and the Administrative Agent. Each Loan Party owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, without infringement, misappropriation or other violation of the rights of any Person, except to the extent that such failure to own, license or possess the right to use, or infringement, misappropriation or other violation of such rights, either individually or in the aggregate, could not reasonably be expected to cause a material diminution in the value of the Intellectual Property. No use of any IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any Subsidiary in the operation of their respective businesses as currently conducted infringes upon any intellectual property or other similar proprietary rights held by any Person, except for such infringements, individually or in the aggregate, which could not reasonably be expected to cause a material diminution in the value of the Intellectual Property. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to cause a material diminution in the value of the IP Rights.

(c) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is a description of all Documents, Instruments, and Tangible Chattel Paper of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(d) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i) Set forth on Schedule 5.21(d)(i), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and 6.14, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and whether such account is a zero balance account or a payroll account, payroll tax account or other employee benefit account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable.

(ii) Set forth on Schedule 5.21(d)(ii), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e) Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is a description of all Commercial Tort Claims (as defined in the UCC) of the Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(f) Pledged Collateral. Set forth on Schedule 5.21(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is a list of (i) all Pledged Collateral and (ii) all other Equity Interests required to be pledged to the Collateral Agent pursuant to the Collateral Documents, in each case, detailing the Pledgor (as defined in the Pledge Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).

(g) Properties. Each Loan Party has good and marketable title to (or valid leasehold interests in) all of its Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the use or value of such Real Property, and good title to all of its tangible personal Property, including all Property reflected in any financial statements delivered to Administrative Agent or Lenders (and which has not be disposed of since the date of such financial statement in transaction permitted under this Agreement), in each case free of Liens except for Permitted Liens. Set forth on Schedule 5.21(g), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is a list of (i) each headquarter location of the Loan Parties, (ii) each other location where any significant administrative or governmental functions are performed, (iii) each other location where the Loan Parties maintain any books or records (electronic or otherwise), (iv) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party with a Collateral value in excess of $1,000,000, (v) all Real Property owned by a Loan Party (in each case, including (A) an indication if such location is leased or owned, (B), if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property and (C) the address of such property (including, the city, county, state and zip code). Each such lease of Real Property under which any Loan Party is the lessee is, to the knowledge of the Borrower, enforceable against the lessor thereof in accordance with its terms and is in full force and effect and the Loan Parties are not in default in any material respect of the terms thereof.

(h) Material Contracts. Set forth on Schedule 5.21(h), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02 and/or 6.13, is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries.

(i) Accounts. The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Borrower with respect thereto. The Borrower warrants, with respect to each Account shown as an Eligible Account in a Consolidated Borrowing Base Report, that: (i) it is genuine and in all respects what it purports to be; (ii) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto; (iii) it is for a sum certain, maturing as stated in the applicable invoice a copy of which has been furnished or is available to the Administrative Agent on request; (iv) it is not subject to any offset, Lien (other than the Administrative Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to the Administrative Agent or reflected in the amount thereof in the Consolidated Borrowing Base Report; and it is absolutely owing by the Account Debtor, without contingency of any kind; (v) no purchase order, agreement, document or applicable Law restricts assignment of the Account to the Administrative Agent (except to the extent, under the UCC, the restriction is ineffective), and the Borrower is the sole payee or remittance party shown on the invoice; (vi) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder; and (vii) to the best of the Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the Borrower’s customary credit standards, is Solvent, is not contemplating or subject to a proceeding under any Debtor Relief Law, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

(j) Eligible Inventory. All Eligible Inventory is of good and merchantable quality, free from known defects. As to any Inventory that is identified by Borrower as Eligible Inventory in a Consolidated Borrowing Base Report submitted to Administrative Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory. Each Loan Party keeps records which are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

5.22 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other labor difficulty within the last five (5) years preceding the Closing Date that could reasonably be expected to have a Material Adverse Effect.

5.23 Certificate of Beneficial Ownership.

As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.24 Surety Obligations.

Neither the Borrower nor any other Loan Party is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

5.25 Trade Regulations.

There exists no actual or threatened termination, limitation or modification of any business relationship between the Borrower or any other Loan Party and any customer or supplier, or any group of customers or suppliers that, ~~who~~ individually or in the aggregate ~~are material to the business of the Borrower or such other Loan Party. There exists no condition or circumstance that~~, could reasonably be expected to ~~impair the ability of the Borrower or any other Loan Party to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date~~have a Material Adverse Effect.

5.26 Payables Practice.

Neither the Borrower nor any other Loan Party has made any material change in its historical accounts payable practices from those in effect on the ~~Closing Date~~Second Amendment Effective Date that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.27 Regulation H.

No Mortgaged Property is a Flood Hazard Property unless the Collateral Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Collateral Agent, and (c) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance sufficient for compliance with Flood Laws and otherwise satisfactory to the Collateral Agent and naming the Collateral Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

5.28 ~~EEA~~Affected Financial Institutions; Covered Entities.

No Loan Party is an ~~EEA~~Affected Financial Institution. No Loan Party is a Covered Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) to:

6.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated and consolidating statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, (i) such Consolidated and consolidating statements to be audited and accompanied by a report and opinion of KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such qualification relating to the upcoming maturity of any Indebtedness or potential inability to comply with any financial covenant).

(b) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated and consolidating statements of income or operations, changes in Shareholders’ Equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated and consolidating statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each month, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month, and the related Consolidated and consolidating statements of income or operations, changes in cash flows for such month and for the portion of the Borrower’s fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, such Consolidated and consolidating statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements.

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b), and ~~at all times that the minimum Availability covenant set forth on Schedule 7.11(a) is required to be tested,~~ Section 6.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(c) Consolidated Borrowing Base Reports. No later than the third Business Day of each week and at such other times as the Administrative Agent may request, (i) a Consolidated Borrowing Base Report as of the close of business of the previous week (provided that it is understood and agreed that the information contained therein with respect to Inventory may be calculated as of the most recent month-end), together with a true and complete copy of the ABL Borrowing Base Report for such period and such supporting information and backup documentation as the Administrative Agent may reasonably request. All information (including all calculations of Availability) in a Consolidated Borrowing Base Report shall be certified by the Borrower. With respect to Eligible Real Property and Eligible Machinery and Equipment included in the US Term Loan Borrowing Base or AUS Term Loan Borrowing Base, the Administrative Agent may from time to time adjust such report (a) to reflect the Administrative Agent’s reasonable estimate of declines in value of such Collateral; and (b) to the extent any information or calculation does not comply with this Agreement~~.~~;

(d) Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate: Schedules 1.01(c) Responsible Officers, 5.10 Insurance, 5.20(a) Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments, 5.20(b) Loan Parties, 5.21(b) Intellectual Property, 5.21(c) Documents, Instrument, and Tangible Chattel Paper, 5.21(d)(i) Deposit Accounts & Securities Accounts, 5.21(d)(ii) Electronic Chattel Paper & Letter-of-Credit Rights, 5.21(e) Commercial Tort Claims, 5.21(f) Pledged Collateral, 5.21(g) Properties and 5.21(h) Material Contracts.

(e) Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b) required to be delivered with the financial statements referred to in Section 6.01(a), a certificate (which may be included in such Compliance Certificate) including (i) the amount of all Restricted Payments, Investments (including Permitted Acquisitions), Dispositions, Consolidated Capital Expenditures, Debt Issuances and Equity Issuance that were made during the prior fiscal year and (ii) amounts received in connection with any Extraordinary Receipt during the prior fiscal year.

(f) Changes in Entity Structure. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent. Provide notice to the Administrative Agent, not less than ten (10) days prior (or such extended period of time as agreed to by the Administrative Agent) of any change in any Loan Party’s legal name, state of organization, or organizational existence.

(g) Audit Reports; Management Letters. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(h) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(i) Debt Statements and Reports. With respect to Indebtedness for borrowed money in an aggregate principal amount of $5,000,000 or more, promptly, after the furnishing thereof, copies of any statement or report furnished to or by any agent, lender or holder of Indebtedness of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement (including amendments, waivers and other modifications) and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section.

(j) SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(k) A/R Aging. On or before ~~the 20th day of each month (or, during a Reporting Trigger Period,~~ the third Business Day of each week~~)~~, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Administrative Agent may reasonably request.

(l) Trade Payables. Promptly following any request therefor, a listing of the Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to the Administrative Agent.

(m) Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(n) Budgets and Forecasts. When and as available, but in any event within forty-five (45) days after the beginning of each fiscal year, an annual business plan and budget and forecasts of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for such fiscal year and projections of the Borrower’s Availability with supporting projected Borrowing Base calculations, for the next fiscal year, on a calendar month by month basis, in each case, together with a statement of all underlying assumptions.

(o) Beneficial Ownership Regulation. Promptly following any request therefor, provide information and documentation required by bank regulatory authorities under applicable laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act.” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (including any applicable “know your customer” rules and regulations and the PATRIOT Act) and the Beneficial Ownership Regulation.

(p) Additional Information. ~~Promptly~~ No later than (i) the delivery deadlines specified in part II of Schedule 7.11, the reports and information set forth therein, and (ii) otherwise, promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; provided that so long as the Loan Parties do not (x) request or require that third parties agree to confidentiality provisions prohibiting disclosure to the Administrative Agent or Secured Parties in any document, information or other matter described in this clause (p)(ii) and/or (y) seek to cause any such documents to be subject to attorney-client privilege solely for the purpose of avoiding compliance with this clause (p)(ii), then no Loan Party nor any Subsidiary of a Loan Party will be required to disclose any document, information or other matter pursuant to this clause (p)(ii) (x) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by law or any binding agreement (other than any binding agreement entered into for the purpose of avoiding such disclosure) or (ii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, further, that the Borrower shall notify the Administrative Agent if it is withholding any such document or information pursuant to the foregoing proviso and shall use commercially reasonable efforts to deliver a redacted copy of or detailed summary of such document or information that can be disclose without breach or violation of law or contract or loss of privilege.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (c) on which Borrower notifies the Administrative Agent that such documents have been filed with the SEC and are publicly available on EDGAR; provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Nothing in this Agreement, including Section 6.02(p), shall require the Loan Parties to provide any documentation or other information to the extent (x) doing so would or could reasonably be expected to result in a breach of a confidentiality obligation with a third party or (y) is subject to attorney client privilege or consists of attorney work product.

6.03 Notices.

Promptly, but in any event within two (2) Business Days, notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event;

(d) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof or the discharge of or any withdrawal or resignation by the Borrower’s independent accountants;

(e) any (i) agreement to consummate a Disposition that, upon consummation, would result in a Change of Control and (ii) any event or condition requiring a mandatory prepayment pursuant to Section 2.05(b) including without limitation, Dispositions of Term Loan Priority Collateral or ABL Priority Collateral, in each case, together with an update to the Consolidated Borrowing Base Report most recently delivered to the Administrative Agent reflecting the result of such casualty, condemnation event or disposition, as applicable, on the calculations of the Term Loan Borrowing Base or ABL Borrowing Base;

(f) any change in the information provided in any Beneficial Ownership Certification, if applicable, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(g) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract;

(h) any default under or termination of a Material Contract;

(i) any judgment in an amount exceeding $750,000;

(j) the existence of any Default or Event of Default or any “Default” or “Event of Default” under and as defined in any ABL Loan Document;

(k) any opening of a new office or place of business, at least 30 days prior to such opening;

(l) any material casualty or other damage to any portion of the Term Loan Priority Collateral, or ABL Priority Collateral, or the commencement of any action or proceeding for the taking of any interest in a portion of the Term Loan Priority Collateral or ABL Priority Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding; and

(m) the filing of any Lien against any Loan Party of which the Borrower is aware for (i) unpaid Taxes which Lien has or could have priority over any Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations or (ii) any other material Taxes.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in the cases of clauses (b) and (c) hereof to the extent that failure to do so could not reasonably be expected to result in a Default or Event of Default or otherwise to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b) preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent to do so could not reasonably be expected to have a Material Adverse Effect;

(c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.

(a) Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, (i) terrorism insurance and (ii) flood hazard insurance on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts in accordance with the Flood Laws or as otherwise satisfactory to all Lenders. From time to time upon request, the Loan Parties shall deliver to the Administrative Agent the originals or certified copies of its insurance policies and updated flood plain searches.

(b) Evidence of Insurance. Cause the Collateral Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Collateral Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Collateral Agent, such evidence of insurance as required by the Collateral Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement of the Collateral Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Collateral Agent, the Loan Parties agree to deliver to the Administrative Agent an Authorization to Share Insurance Information.

(c) Designation. Each Loan Party shall promptly notify the Collateral Agent of any Mortgaged Property that is, or becomes, a Flood Hazard Property.

6.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights.

(a) The Borrower will permit the Administrative Agent (including, without limitation, the Administrative Agent’s employees, agents, and designated representatives) and, if reasonably requested by any Lender, each such Lender (at each such Lender’s expense and only in connection with an examination or appraisal by the Administrative Agent) to conduct, and will reimburse the Administrative Agent for all charges, costs and expenses of the Administrative Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as Agent deems appropriate, (ii) appraisals of Inventory, (iii) Real Property Appraisals, and (iv) appraisals of Equipment constituting Eligible Machinery and Equipment; provided, that, after the Second Amendment Effective Date, the Borrower shall not be obligated to pay the charges, costs and expenses of the Administrative Agent in connection with more than two (2) examinations, two (2) Inventory appraisals, one Equipment appraisal and one Real Property Appraisal during any calendar year; provided, however, that (x) if ~~an Inspection Trigger Event has occurred, the Borrower shall reimburse~~requested by the Administrative Agent in its sole discretion after the Second Amendment Effective Date, the Borrower shall permit the Administrative Agent ~~for all charges, costs and expenses with respect to~~(including, without limitation, the Administrative Agent’s employees, agents and designated representatives) and, if reasonably requested by any Lender, each such Lender (at each such Lender’s expense and only in connection with an examination or appraisal by the Administrative Agent) to conduct one additional examination~~,~~ or appraisal by the Administrative Agent) to conduct one additional examination and Inventory appraisal, Equipment appraisal and Real Property Appraisal during ~~the twelve (12) month period following such Inspection Trigger Event~~any calendar year, and (y) additional examinations or appraisals may be initiated at any time during a Default or Event of Default and all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Notwithstanding the foregoing, provided that the ABL Agent is conducting all commercial examinations and Inventory appraisals permitted under the ABL Credit Agreement as in effect on the Closing Date and providing the Administrative Agent with the results of the same in the manner required by the Intercreditor Agreement, the Administrative Agent shall not exercise its right to conduct and be reimbursed for separate commercial field examinations and Inventory appraisals under this Section 6.10(a).

(b) In connection with any entry into the Real Property Collateral, and upon reasonable request in writing (electronic mail deemed an acceptable form of request with respect to this Section 6.10(b)) and, so long as no Default exists or is continuing, reasonable advance written notice from Administrative Agent and/or Agent’s representatives, the Borrower shall accord Administrative Agent and such representatives access during the Borrower’s normal business hours to inspect the Real Property and all books and records relating to the use, operation, construction, or management thereof, subject in each case to the rights of tenants under written leases, and in connection with such access, will permit Administrative Agent and such representatives to conduct appraisals, to conduct environmental site assessments of every nature including without limitation sub-soil testing and/or examination, verify any information contained therein or relating thereto, and verify the Borrower’s compliance with the provisions of this Agreement, the applicable Mortgage or of any other agreement between the Borrower and Administrative Agent, any Loan Documents and any instrument to be furnished by the Borrower to Administrative Agent, in each case relating to the Term Loans.

(c) The Administrative Agent shall have no duty to the Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower. The Borrower acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent for it and the Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

(d) No Term Loan Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business unless and until (i) the Collateral Agent has completed a review of such assets (which the Collateral Agent shall do within a commercially reasonable period following a written request from the Borrower for the same), the results of which shall be satisfactory to Collateral Agent in its Permitted Discretion, and (ii) the Borrower has reimbursed the Collateral Agent for all charges, costs and expenses in connection with such review (without regard to, or counting against, any limitations on expense reimbursement or the number of examinations or appraisals that may be conducted during any period, as contained in clause (a), (b) or (c) of this Section).

6.11 Use of Proceeds.

Use the proceeds of the Second Amendment Term ~~Loan~~Loans for general corporate purposes not in contravention of any Law or of any Loan Document, including, without limitation the repayment of any Indebtedness. The AUS Borrower shall use the proceeds of the AUS Term Loan solely to make a loan to the U.S. Borrower constituting the AUS Intercompany Indebtedness hereunder.

6.12 Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms.

6.13 Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Material Domestic Subsidiaries whether newly formed, after acquired or otherwise existing (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) to promptly (and in any event within thirty (30) days after such Material Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) – (f) and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation, updated Schedules 1.01(c), 5.10, 5.20(a), 5.20(b), 5.21(b), 5.21(c), 5.21(d)(i), 5.21(d)(ii), 5.21(e), 5.21(f), 5.21(g) and 5.21(h).

6.14 Covenant to Give Security.

Except with respect to any property which, subject to the terms of Section 7.03(e), is subject to a Lien pursuant to documents that prohibit such Loan Party from granting any other Liens in such property, and subject to Section 6.17:

(a) Equity Interests and Personal Property. Each Loan Party will cause the Pledged Collateral and all of its tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary in any of the Loan Documents, the Loan Parties shall not have any obligation to perfect any security interest or lien in any Intellectual Property included in the Collateral in any jurisdiction other than the United States of America.

(b) Landlord Waivers. In the case of (i) each headquarter location of the Loan Parties, each other location where any significant administrative or governmental functions are performed and each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (ii) any personal property Collateral located at any other premises leased by a Loan Party containing personal property Collateral with a value in excess of $1,000,000, the Loan Parties will use commercially reasonable efforts to provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent requested by the Administrative Agent (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any Landlord Waiver is satisfactory to the Administrative Agent).

(c) Account Control Agreements. Each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (a) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (b) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (c) deposit accounts established solely to fund payroll, payroll Taxes and similar employment Taxes or employee benefits and other zero balance accounts and (d) other deposit accounts, so long as at any time the balance in any such account does not exceed $100,000 and the aggregate balance in all such accounts does not exceed $250,000. The Loan Parties shall be the sole account holders of each Deposit Account and Securities Account set forth on Schedule 5.21(d)(i) and shall not allow any Person (other than any Agent, the ABL Agent and the depository bank) to have control over their Deposit Accounts, Securities Accounts or any Property deposited therein.

(d) Mortgages. The Loan Parties shall execute, or cause to be executed, and delivered a Mortgage pursuant to which the applicable Loan Party shall grant first priority Liens to the Collateral Agent, for the benefit of the Secured Parties, in the Real Property now or hereafter owned by each Loan Party, and each of the other Mortgaged Property Support Documents. If any Loan Party shall acquire at any time or times hereafter any fee simple interest in other Real Property, such Loan Party agrees promptly to execute and deliver to the Collateral Agent, for its benefit and the benefit of the Lenders, as additional security and Collateral for the Obligations, a Mortgage in form and substance reasonably satisfactory to the Collateral Agent covering such Real Property. All Mortgages shall be duly recorded (at Borrower’s expense) in each office where such recording is required to constitute a valid Lien on the Real Property covered thereby. In respect to any Mortgage, the Loan Parties shall deliver to the Collateral Agent, at Borrowers’ expense, all Mortgaged Property Support Documents. Without limiting the foregoing, no Real Property shall be Eligible Real Property or otherwise be taken as Collateral unless each Lender confirms to the Administrative Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise satisfactory to such Lender.

(e) Further Assurances. At any time upon the reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent reasonably may deem necessary or desirable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

6.15 Further Assurances.

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16 Anti-Corruption and Anti-Terrorism Laws.

Conduct its businesses in compliance in all material respects with the PATRIOT Act, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.17 Post Closing Deliverables.

Satisfy all the requirements set forth on Schedule 6.17 within the time period specified therein, or such longer time period as acceptable to Administrative Agent.1

6.18 Accounts.

(a) The Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent all materials and notices provided to the ABL Agent pursuant to Section 6.18 of the ABL Credit Agreement.

[1]	NTD: Post-Closing Deliverables, if any, TBD.

(b) If an Account of the Borrower includes a charge for any Taxes and an Event of Default has occurred and is continuing, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of the Borrower and to charge the Borrower therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from the Borrower or relate to any Collateral.

(c) [Reserved].

(d) The Loan Parties shall at all times comply with the provisions of Section 6.18 of the ABL Credit Agreement, as in effect on the date hereof. The Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to the Administrative Agent. The Borrower shall obtain an agreement (in form and substance satisfactory to the Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by the Administrative Agent only during a Dominion Trigger Period and subject to the terms of the Intercreditor Agreement) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. During any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account ~~maintained with Bank of America or some other bank reasonably acceptable to the Administrative Agent~~. The Administrative Agent and Lenders assume no responsibility to the Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any payment items accepted by any bank.

(e) The Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account) and applied to the ABL Loans in the manner required by the ABL Credit Agreement. If the Borrower or any other Loan Party receives cash or payment items with respect to any Collateral, it shall hold same in trust for the ABL Agent and, subject to the Intercreditor Agreement, the Administrative Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account in accordance with the provisions of the ABL Credit Agreement.

(f) No later than February 1, 2022, the Loan Parties shall provide evidence to the Administrative Agent that the Loan Parties have restructured its Accounts to establish Designated Disbursement Account and have discontinued use of Dominion Accounts as disbursement accounts.

6.19 Inventory.

(a) The Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to the Administrative Agent inventory and reconciliation reports in form satisfactory to the Administrative Agent, on such periodic basis as the Administrative Agent may reasonably request. The Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by the Administrative Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices and shall provide to the Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as the Administrative Agent may request. The Administrative Agent may participate in and observe each physical count.

(b) The Borrower shall not return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default or Event of Default exists or would result therefrom; (c) the Administrative Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $250,000; and (d) any payment received by a Borrower for a return is promptly remitted to the Administrative Agent for application to the Obligations.

(c) The Borrower shall not acquire or accept any Inventory on consignment or approval and shall take all steps to assure that all Inventory is produced in accordance with applicable Law, including the FLSA. The Borrower shall not sell any Inventory on consignment or approval or any other basis under which the customer may return or require the Borrower to repurchase such Inventory. The Borrower shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

6.20 Equipment.

(a) The Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof (including, without limitation, a designation as to the location of its Equipment and an indication as to whether such Equipment is included in the Term Loan Borrowing Base), and shall submit to the Administrative Agent concurrently with each Compliance Certificate in Section 6.02(b) and at such other times as the Administrative Agent may reasonably request, a current schedule thereof, in form satisfactory to the Administrative Agent. Promptly upon request, the Borrower shall deliver to the Administrative Agent evidence of their ownership or interests in any Equipment.

(b) The Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Disposition permitted by Section 7.05; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

(c) The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that its value and operating efficiency are preserved at all times, reasonable wear and tear excepted. The Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. The Borrower shall not permit any Equipment to become affixed to Real Property unless any landlord or mortgagee delivers a Lien Waiver.

6.21 Location of Collateral.

All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Loan Parties at the business locations set forth in Schedule 5.21(g), except that the Loan Parties may (a) make sales or other dispositions of Collateral in accordance with Section 7.05; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to the Administrative Agent. Upon request, provide the Administrative Agent with copies of all existing agreements, and promptly after execution thereof provide the Administrative Agent with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

6.22 Insurance of Collateral; Condemnation Proceeds; Protection of Collateral.

(a) The Loan Parties shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to the Administrative Agent; provided, that if Real Property secures any Obligations, flood hazard diligence, documentation and insurance for such Real Property shall comply with all Flood Laws or shall otherwise be satisfactory to all Lenders. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by the Administrative Agent in its discretion) satisfactory to the Administrative Agent, (a) with respect to the Properties and business of the Loan Parties of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $25,000,000 with deductibles and subject to an endorsement or assignment reasonably satisfactory to the Administrative Agent. All proceeds under each policy shall, subject to the Intercreditor Agreement, be payable to the Administrative Agent and, if no Default or Event of Default exists, shall be paid by the Administrative Agent into a Dominion Account. From time to time upon request, the Loan Parties shall deliver to the Administrative Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless the Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing the Administrative Agent as lender’s loss payee; (ii) requiring 30 days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of the Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Loan Party fails to provide and pay for any insurance, the Administrative Agent may, in its discretion, procure the insurance and charge the Borrower therefor. Each

Loan Party agrees to deliver to the Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Administrative Agent. If an Event of Default exists, only the Administrative Agent may settle, adjust and compromise such claims.

(b) Subject to Section 6.22(a) and to the terms of the Intercreditor Agreement, any proceeds of insurance (other than workers’ compensation) and awards from condemnation of Collateral shall be paid directly to the Administrative Agent for application to the Obligations.

(c) If requested by the Borrower in writing within 15 days after the Administrative Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Property (unless previously applied to the Term Loans pursuant to Section 2.05(b)), the Borrower may use such proceeds or awards to repair or replace such Equipment or Real Property (and until so used, the proceeds shall be held by the Administrative Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to the Administrative Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) the Borrower complies with disbursement procedures for such repair or replacement as the Administrative Agent may reasonably require; (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $2,000,000; (vii) the casualty, condemnation or damage has not occurred during the last year of the term of the Term Loans; and (viii) the restoration of the Real Property is estimated to require less than one year to complete from the date of the occurrence.

(d) All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by the Borrower. The Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Borrower’s sole risk.

6.23 Defense of Title.

Each Loan Party shall defend its title to Collateral and the Administrative Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

6.24 Intellectual Property.

(a) Each Loan Party will, and will cause each Subsidiary to, (i) maintain its ownership of all Intellectual Property owned by such Loan Party and each Subsidiary, and shall not knowingly do any act, or omit to do any act, whereby any owned Intellectual Property may lapse, become abandoned or cancelled, or dedicated to the public, except in each case for immaterial Intellectual Property which is no longer used or useful in any material respect in the Business of the Loan Parties, and (ii) take such actions as it shall deem appropriate under the circumstances in the United States Patent and Trademark Office and the United States Copyright Office to pursue any application and maintain any registration of each trademark, patent, and copyright owned by such Loan Party or Subsidiary of such Loan Party, except in each case for immaterial Intellectual Property which is no longer used or useful in any material respect in Business of the Loan Parties and (iii) without limiting the foregoing, register any material domain name(s) under the name of such Loan Party or Subsidiary of such Loan Party, in each of clause (i) through (iii) except as could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the value of the Loan Parties’ and their Subsidiaries’ Intellectual Property taken as a whole.

(b) Each Loan Party shall keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of the Loan Parties in full force and effect; promptly notify the Administrative Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify the Administrative Agent of any default or breach asserted by any Person to have occurred under any License.

6.25	Engagement and Retention of Consultant and Investment Bank.

At all times after the Second Amendment Effective Date, the Loan Parties shall continue to retain Riveron RTS, LLC (the “Consultant”), or any replacement thereof from time to time that is satisfactory to the Administrative Agent and engaged promptly after the resignation or dismissal of the Consultant, as a consultant pursuant to the scope of engagement previously entered into as of October 1, 2021, between the Consultant and the Company, as amended by that certain Amendment to Engagement Letter, dated November 1, 2021 (the “Consultant Amendment to Engagement Letter” and such engagement letter, as so amended and as it may be amended, restated, supplemented or otherwise modified from time to time after the Fourth Amendment Effective Date in accordance with this terms and with the prior written consent of the Administrative Agent, not to be unreasonably withheld, the “Consultant Engagement Letter”), or a replacement scope of engagement upon substantially similar terms as the Consultant Engagement Letter or otherwise acceptable to the Administrative Agent; provided, that on and after the Second Amendment Effective Date, such scope of engagement shall include delivery to the Administrative Agent by the Consultant of 13-week cash flow reporting with variance analysis and conference calls with the Administrative Agent and Lenders at least once per calendar week. At all times after the Second Amendment Effective Date, the Loan Parties shall continue to retain the Investment Bank, or any replacement thereof from time to time that is satisfactory to the Required Lenders and engaged promptly after the resignation or dismissal of the existing Investment Bank, as their investment banker pursuant to the scope of the engagement previously entered into on or before the Second Amendment Effective Date (the “Investment Bank Engagement Letter”), or a replacement in scope of engagement upon substantially similar terms as the Investment Bank Engagement Letter or otherwise acceptable to the Administrative Agent.

6.26 Sale Process.

(a) No later than January 14, 2022, the Loan Parties shall cause the Investment Bank to distribute to potential buyers, investors and refinancing sources a confidential information memorandum (the “CIM”) that describes the Loan Parties’ business and assets, and deliver a copy thereof to the Administrative Agent and Lenders.

(b) No later than February 18, 2022, the Loan Parties shall cause Investment Bank to deliver to the Administrative Agent copies of all written indications of interest received by the Investment Bank with respect to the acquisition of all or substantially all of the Loan Parties’ assets or an alternative transaction, which may be redacted to the extent reasonably necessary to protect the identity of the potential buyer or investors providing such written indications of interest.

(c) (i) On February 28, 2022, the Loan Parties shall notify the Administrative Agent whether or not the Borrower or other Loan Parties have entered into a customary letter of intent with a potential buyer, investor or refinancing source, including an exclusivity period and agreements to cooperate in a due diligence review of the Loan Parties and their assets and liabilities (an “LOI”) and (ii) on February 28, 2022, or no later than five (5) Business Days after any such LOI has been received by the Investment Bank or any of the Loan Parties if such an LOI has not been received by February 28, 2022, the Loan Parties shall deliver a fully executed copy thereof to the Administrative Agent, subject to redaction of the names and identifying information of such potential buyer, investor or refinancing party to the extent required by the terms of the LOI or any applicable confidentiality agreement; provided that, for the avoidance of doubt, this Section 6.26(c) shall not require the Borrower or any Loan Party to enter into an LOI.

(d) No later than March 31, 2022, the Loan Parties shall cause Investment Bank to deliver to the Administrative Agent a fully-executed, binding purchase agreement, merger agreement or other similar agreement with a buyer or investor (the “PSA”), which fully-executed PSA shall (i) provide for a purchase price sufficient in amount sufficient to cause the occurrence of the Facility Termination Date and payment in full of all obligations under the ABL Credit Agreement in accordance therewith (in each case, other than contingent obligations for which no claim has been asserted) and otherwise be in form and substance reasonably satisfactory to Administrative Agent, (ii) be subject to limited conditionality relative to the obligations of the purchaser customary for public company transactions, limited to the following (and in no event to include any financing contingency) (A) receipt by the parties of necessary regulatory approvals, (B) truth and accuracy of representations and warranties as of the date of closing such transaction within a customary “material adverse effect” standard, (C) the applicable Loan Parties’ compliance in all material respects of their covenants and agreements under the applicable purchase agreement through the date of closing, (D) the absence of any applicable law or order of any Governmental Authority prohibiting or limiting the transaction and (E) requisite Company shareholder approval, and (iii) otherwise in form and substance reasonably satisfactory to Administrative Agent.

(e) No later than the Sale Deadline, the Loan Parties shall have (i) closed and consummated the applicable transaction under the PSA, and (ii) caused the Facility Termination Date to occur.

(f) At least once every two calendar weeks, or more frequently as requested by the Administrative Agent, the Borrower shall conduct or cause to be conducted update conference calls with the Investment Bank, the Administrative Agent and the Lenders regarding the Sale Process.

(g) As soon as practicable after finalizing, distributing or receiving any agreements, copies of notices, side letters, information memoranda or other documentation of any kind or nature in each case that amend, waive, modify or supplement (or purport to do so) any material term of the CIM, any LOI, the PSA or any term or condition of the Sales Process that was previously described to the Administrative Agent and/or Lenders in writing or during any conference call described in clause (f) by the Investment Bank or any Loan Party.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, and whether real property or personal property, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) ~~(i)~~ Liens for Taxes that are not yet due for a period of more than thirty (30) days and that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP ~~and (ii) Liens for Taxes owing with respect to the South Gate Property as of the Closing Date, solely to the extent Borrower does not reasonably anticipate such Taxes to be collectible or such Lien to be enforceable~~;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the Ordinary Course of Business;

(e) (i) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) pledges and deposits of cash in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the Ordinary Course of Business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) that do not result in an Event of Default under Section 8.01(h);

(i) Liens (other than Liens on Accounts and Inventory) securing Indebtedness permitted under Section 7.03(e); provided, that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property subject to such Lien and (iii) such Liens attach to such Property concurrently with or within two hundred seventy (270) days after the acquisition, construction, replacement, repair or improvement thereof (“Purchase Money Liens”);

(j) leases, licenses, subleases or sublicenses granted to others that constitute Permitted Transfers;

(k) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any Subsidiary in the Ordinary Course of Business and covering only the assets so leased, subleased, licensed or sublicensed and Liens arising from precautionary Uniform Commercial Code financing statements or similar filings (or equivalent filings, registrations or agreements in foreign jurisdictions) in connection with any such applicable leases or subleases;

(l) Liens in favor of the ABL Agent securing Indebtedness permitted by Section 7.03(h), subject at all times to the terms of the Intercreditor Agreement;

(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions not arising in connection with the issuance or repayment of Indebtedness;

(n) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(o) [reserved];

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q) Liens on property or assets acquired in connection with a Permitted Acquisition, provided, that (i) the indebtedness secured by such Liens is permitted under Section 7.03(i), and (ii) the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any other property or assets;

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) Liens that are contractual rights of setoff (i) relating to pooled deposit or sweep accounts of the Borrower or its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Borrower and the Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Subsidiaries in the Ordinary Course of Business;

(w) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder in an aggregate amount outstanding at any time of no more than $250,000;

(x) [reserved];

(y) [reserved];

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of (i) the Borrower, individually, or (ii) the Borrower and its Subsidiaries, taken as a whole;

(bb) [reserved];

(cc) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(dd) [reserved];

(ee) [reserved];

(ff) the modification, replacement, renewal or extension of any Lien permitted of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(gg) Liens on property of Foreign Subsidiaries of the Borrower (excluding Liens on the Australian Real Property) securing no more than $15,000,000 in aggregate principal amount at any time outstanding of Indebtedness of Foreign Subsidiaries permitted under Section 7.03(u); and

(hh) other Liens ~~not~~ securing Indebtedness outstanding and attaching to property with an aggregate fair market value not to exceed $1,000,000.

Notwithstanding anything in this Section 7.01 to the contrary, in no event shall Accounts or Inventory be pledged as collateral to secure any Indebtedness other than the Obligations hereunder or, subject to the Intercreditor Agreement, the ABL Debt.

7.02 Investments.

Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date (other than those referred to in Section 7.02(c)(i) and (ii)) and set forth in Schedule 7.02;

(c) Investments (i) in any Person that is a Loan Party, (ii) by the Borrower and other Loan Parties in and to Borrower and the other Loan Parties, (iii) by any Subsidiary that is not a Loan Party in Borrower or in any Subsidiary, foreign or domestic, and (iv) by any Loan Party in and to any Domestic Subsidiary that is not a Loan Party in an amount not exceeding $1,000,000 in the aggregate;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Permitted Acquisitions; provided that, in no event shall any Permitted Acquisition occur ~~until the Consolidated Fixed Charge Coverage Ratio Stabilization~~after the Second Amendment Effective Date;

(g) ~~subject to compliance with the Payment Conditions,~~ Investments by any Loan Party in any Foreign Subsidiary that occurred prior to the Second Amendment Effective Date and are listed on Schedule 7.02(g) (excluding any Investments existing prior to the Closing Date) not exceeding $5,000,000 in the aggregate (~~which amount,~~ to the extent consisting of intercompany Indebtedness owing by any such Foreign Subsidiary to Borrower or any other Loan Party or equity contributions made by Borrower to such Foreign Subsidiary, shall be determined net of (i) the aggregate principal amount of such intercompany Indebtedness that is repaid to a Loan Party or (ii) the amount of such equity contribution that is repaid to a Loan Party, as applicable); provided that the amount of foregoing together with any Investments pursuant to Sections 7.02(i) and 7.02(j) shall not exceed $7,500,000 in the aggregate at any time;

(h) to the extent not prohibited by applicable Law, loans or advances to officers, directors and employees of Borrower and its Subsidiaries made in the Ordinary Course of Business~~, (i) for travel, entertainment, relocation and other ordinary business purposes, (ii) so long as no Default or Event of Default has occurred and is continuing, in connection with such Person’s purchase of Capital Stock and Capital Stock Equivalents of Borrower and (iii) for purposes not described in the foregoing clauses (i) and (ii~~ prior to the Second Amendment Effective Date and described on Schedule 7.02(h); provided, that, the aggregate principal amount of such loans or advances outstanding ~~under clauses (i), (ii) and (iii)~~ at any time shall not exceed $1,000,000;

(i) subject to compliance with the Payment Conditions, Investments made prior to the Second Amendment Effective Date in joint ventures described on Schedule 7.02(i) and not exceeding $5,000,000 in the aggregate; provided that the amount of foregoing together with any Investments pursuant to Sections 7.02(g) and 7.02(j) shall not exceed $7,500,000 in the aggregate at any time;

(j) other Investments not contemplated by the other provisions of this Section 7.02 made prior to the Second Amendment Effective Date and described on Schedule 7.02(j), not exceeding $1,000,000 in the aggregate in any fiscal year of the Borrower; provided that the amount of foregoing together with any Investments pursuant to Section 7.02(g) and 7.02(i) shall not exceed $7,500,000 in the aggregate at any time;

(k) Investments representing non-cash consideration received in connection with any Disposition permitted hereunder;

~~(l) Investments by any Foreign Subsidiaries in another Foreign Subsidiary;~~

(l) ~~(m)~~ [reserved];

(m) [reserved];

(n) Investments (including debt obligations, Capital Stock and Capital Stock Equivalents) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the Ordinary Course of Business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(o) advances of payroll payments to employees in the Ordinary Course of Business; and

(p) [reserved];

(q) [reserved];

(r) [reserved];

(s) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively.

7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries existing on the ~~date hereof~~Closing Date and listed on Schedule 7.03 (and renewals, refinancings and extensions thereof on terms and conditions (i) not materially less favorable to the applicable debtor(s), (ii) the then outstanding principal amount such Indebtedness is not increased at the time thereof except by an amount equal to a reasonable amount paid, and fees and expenses reasonably incurred in connection therewith and by an amount of any commitments unutilized thereunder and (iii) otherwise at then prevailing market terms);

(c) The AUS Intercompany Indebtedness and other intercompany Indebtedness owing from a Subsidiary to Borrower or to any other Subsidiary of Borrower to the extent permitted under Section 7.02; provided that, ~~if secured,~~the AUS Intercompany Indebtedness and any such ~~Indebtedness~~other Indebtedness which is secured shall be expressly subordinated in right of payment to the Obligations, and if evidenced by an intercompany note, such note shall be pledged to the Collateral Agent to secure the Obligations (and, in the case of the AUS Intercompany Indebtedness, such Indebtedness shall constitute Term Loan Priority Collateral);

(d) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”, and (ii) such Swap Contract is not for speculative purposes.

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases, but excluding Indebtedness, if any, with respect to Inventory) hereafter incurred by Borrower or any of its Subsidiaries to finance the purchase, acquisition, construction, repair, replacement or improvement of fixed or capital assets, and renewals, refinancings and extensions thereof, provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(f) [reserved];

(g) so long as no Event of Default has occurred and is continuing and the Loan Parties are in compliance with Section 7.11 on a Pro Forma Basis, other unsecured Indebtedness of the Borrower in an aggregate principal amount outstanding at any time not to exceed $10,000,000;

(h) subject to the terms of the Intercreditor Agreement, ABL Debt;

(i) Indebtedness acquired or assumed pursuant to a Permitted Acquisition, (excluding any Indebtedness that was incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition) and incurred prior to the Second Amendment Effective Date, and, in each case, renewals, refinancings and extensions thereof (x) not materially less favorable to the applicable debtor(s) and (y) otherwise at then prevailing market terms, provided that, in the case of any acquisition, assumption renewal, refinancing or extension of any Indebtedness permitted under this Section 7.03(i), (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (ii) the Borrower will be in compliance with the financial covenants under Section 7.11 after giving effect thereto on Pro Forma Basis, and (iii) the Borrower shall deliver to the Administrative Agent a Compliance Certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;

(j) Indebtedness arising under any performance, bid, appeal or surety bond or under any performance or completion guarantee or similar obligations entered into in the Ordinary Course of Business in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(k) [reserved];

(l) Indebtedness to current or former officers, directors, managers, consultants and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock and Capital Stock Equivalents of the Borrower or its Subsidiaries to the extent permitted by Section 7.02(h);

(m) Indebtedness incurred by Borrower or any of its Subsidiaries in a Permitted Acquisition or any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting (i) ordinary course indemnification obligations, (ii) obligations in respect of purchase price (including earn-outs) or other similar adjustments with respect to a Permitted Acquisition so long as such purchase price adjustments, earn-outs or similar adjustments were included in the aggregate purchase price used in determining whether such acquisition constituted a Permitted Acquisition or (iii) obligations in respect of purchase price (including earn-outs) or other similar adjustments with respect to any Permitted Investment other than a Permitted Acquisition so long as such purchase price adjustments, earn-outs or similar adjustments were included in the determination of the aggregate purchase price used in determining whether such Investments were permitted under Section 7.02, if applicable;

(n) obligations under any Cash Management Agreement (as defined in the ABL Loan Agreement) and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the Ordinary Course of Business;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business;

(p) Indebtedness incurred by Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the Ordinary Course of Business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, provided that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing, reimbursement obligation or incurrence;

(q) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above and clause (u) below;

(r) [reserved];

(s) so long as the AUS Subordination Agreement remains in full force and effect, Indebtedness of the U.S. Borrower to the Australian Borrower under and in accordance with the AUS Intercompany Note in an aggregate principal amount not in excess of $25,000,000 plus the closing fee referenced therein and interest that is capitalized or paid in kind under and in accordance with the AUS Intercompany Note at any time outstanding; of

(t) ~~(s)~~ [reserved];

~~(t) [reserved];~~

(u) Indebtedness of Foreign Subsidiaries of Borrower in an aggregate principal amount not in excess of $15,000,000 at any time outstanding (including, without limitation, the China Facility); and

(v) Guarantees with respect to Indebtedness permitted under this Section 7.03.

7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division); provided that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 6.13 and 6.14, and so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that, the Borrower shall be the continuing or surviving ~~corporation~~Person , (b) subject to the proviso in clause (a) with respect to any such transaction involving the Borrower, any Loan Party may merge or consolidate with any other Loan Party, (c) any Foreign Subsidiary (other than the Australian Borrower) may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary (other than the Australian Borrower) may be merged or consolidated with or into any other Foreign Subsidiary, (e) the Borrower or any Subsidiary may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such Permitted Acquisition involves the Borrower, the Borrower shall be the continuing or surviving corporation and if such Permitted Acquisition involves any other Loan Party, such Loan Party shall be the continuing or surviving corporation, (f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such Subsidiary is inactive or holds assets of a de minimis value, (g) any Loan Party and any Subsidiary may make any Permitted Investments and (h) any Loan Party and any Subsidiary may make any Disposition permitted under Section 7.05.

7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition (other than, to the extent notice has been provided pursuant to Section 6.03(e), any agreement to consummate a Disposition that, upon consummation, would result in a Change of Control), except:

(a) any Disposition of Property not constituting Term Loan Priority Collateral (i) for which the total consideration shall be in an amount not less than the fair market value of the Property disposed of, (ii) that does not involve a sale or other disposition of receivables, and (iii) for which the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring after the Closing Date shall not exceed $4,000,000 in the aggregate;

(b) Dispositions permitted by Sections 7.02, 7.04, 7.06 and Liens permitted by Section 7.01;

(c) Dispositions in the Ordinary Course of Business of (i) Equipment that is no longer used or useful in the conduct of business which is not included in the Term Loan Borrowing Base and (ii) so long as no Default or Event of Default then exists or would arise therefrom, other Equipment consisting of Eligible Machinery and Equipment which is included in the Term Loan Borrowing Base prior to such Disposition or Involuntary Disposition, in the Ordinary Course of Business and subject to Section 2.05(b), to the extent that (A) such Disposition is made for fair market value, (B) the Net Cash Proceeds paid in cash for any such Disposition is not less than the Appraised Value as reflected in the most recent appraisal of such Equipment (or, if the Appraised Value is not detailed for such particular piece of Equipment, not less than the greater of (x) the then fair market value thereof and (y) book value), and (C) the aggregate amount of all such Dispositions shall not exceed $1,000,000 during any period of twelve consecutive months;

(d) as long as no Default or Event of Default then exists or would arise therefrom, sales of Real Property, to the extent that, (i) the Net Cash Proceeds paid in cash for any such sale is not less than, with respect to any Real Property Collateral, 90% of the Appraised Value of such Real Property Collateral as reflected in the most recent Real Property Appraisal (or, with respect to other Real Property Collateral for which there is no Real Property Appraisal, for not less than the greater of 90% of (x) the then fair market value thereof and (y) book value), (ii) the Net Cash Proceeds of such sale are utilized to repay the Obligations pursuant to Section 2.05(b); ~~provided, the foregoing shall not apply to the South Gate Disposition;~~

(e) the lapse, abandonment or cancellation of immaterial Intellectual Property which is no longer used or useful in any material respect in the Business of the Loan Parties; and

(f) Involuntary Dispositions;

(g) the Disposition of Equipment which is not included in the Term Loan Borrowing Base, to the extent that each such Disposition is made for fair market value;

(h) ~~the South Gate Disposition and/or, subject to Section 7.13, any Sale Leaseback Transaction entered into in connection therewith; and~~[reserved]; and

(i) ~~the Disposition of the Vicksburg Property.~~[reserved].

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (other than, to the extent notice has been provided pursuant to Section 6.03(e), any obligation to consummate a Restricted Payment that, upon consummation, would result in a Change of Control), or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) [reserved];

(b) each Subsidiary may make Restricted Payments (directly or indirectly) to its parent or to any Loan Party (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to each owner of Capital Stock in such Subsidiary on a pro rata basis based on such owner’s respective ownership interests);

(c) the Borrower and each Subsidiary may (i) declare and make dividend payments or other distributions payable solely in common Capital Stock of such Person or (ii) redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock;

(d) to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02, 7.03, 7.04, 7.05, or 7.08;

(e) repurchases of Capital Stock in the Borrower deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(f) to the extent not prohibited by the Loan Documents, the Borrower may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any Subsidiary so long as such purchase is pursuant to and in accordance with the terms of any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of the Borrower or any Subsidiary;

(g) the Borrower or any of its Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition; and

(h) ~~provided the outstanding principal balance of the Term Loans is less than $25,000,000, the Borrower may make Restricted Payments not otherwise permitted pursuant to this Section 7.06 so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower and its Subsidiaries are in Pro Forma Compliance with the Consolidated Fixed Charge Coverage Ratio set forth in Section 7.11(b) after giving effect to such Restricted Payment, and (iii) the Borrower shall deliver to the Administrative Agent a Compliance Certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent; provided that, in no event shall any Restricted Payments under this Section 7.06(h) occur until the Consolidated Fixed Charge Coverage Ratio Stabilization Date; and~~[reserved];

provided, that in each subsection (a) through (h) above, payment of any dividend or distribution pursuant to this Section 7.06 may be made within sixty (60) days after the date of declaration thereof, if (x) at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing and (y) at the date of such payment of such dividend or distribution, no Event of Default shall have occurred and be continuing.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the Closing Date or any business related, incidental, complementary or ancillary thereto or reasonable developments or extensions thereof.

7.08 Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, other than (a) advances of working capital to any Loan Party, (b) transactions among Loan Parties, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (d) transactions among Borrower and its wholly-owned domestic Subsidiaries that are Loan Parties, and (e) except as otherwise specifically limited in this Agreement, other transactions, in each case, which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (i) encumbers or restricts the ability of any such Person to (A) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (B) pay any Indebtedness or other obligation owed to any Loan Party, (C) make loans or advances to any Loan Party or (ii) prohibits or otherwise restricts the existence of any Lien upon the Property, whether now owned or hereafter acquired, of any Loan Party in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations or (D) grants a Lien on any real property or real property interest owned or leased by any Loan Party; provided, that the foregoing clauses (i) and (ii) shall not apply to Contractual Obligations which:

(a) arise in connection with this Agreement and the other Loan Documents;

(b) arise pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale;

(c) are customary restrictions on leases, subleases, licenses or sublicenses or sales otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(d) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement;

(e) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business;

(f) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business;

(g) relate to cash or other deposits permitted under this Agreement;

(h) (i) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (ii) to the extent Contractual Obligations permitted by clause (i) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(i) arise in connection with an ABL Document or the AUS Subordination Agreement;

(j) arise in connection with restrictions and conditions on any Foreign Subsidiary organized under the laws of the People’s Republic of China or any state or other political subdivision thereof;

(k) arise in connection with any document or instrument governing Indebtedness incurred pursuant to clauses (b), (d), (e), (g), (j), (m) or (q) of Section 7.03, provided that any such restriction contained therein relates only to the asset to which such Indebtedness is related; and

(l) arise in connection with any Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 7.03.

7.10 Use of Proceeds.

Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

~~(a)~~ Fail to comply with the requirements set forth ~~on~~in Part I of Schedule 7.11.

~~(b) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any Measurement Period during a Financial Covenant Trigger Period to be less than 1.00 to 1.00.~~

7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Amend any of its Organization Documents in a manner materially adverse to the Lenders;

(b) change its fiscal year;

(c) without providing ten (10) days prior written notice to the Administrative Agent (or such extended period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business; or

(d) make any change in accounting policies or reporting practices, except as required by GAAP and in accordance with Section 1.03.

7.13 Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction~~, other than in connection with the South Gate Disposition; provided that the maximum term (including all extensions) of any lease entered into in connection therewith does not exceed nine (9) months from the date any such Sale Leaseback Transaction is consummated and aggregate amount of rent paid in connection therewith does not exceed $3,500,000.~~.

7.14 Sanctions.

Directly or indirectly, use any proceeds of a Term Loan, or lend, contribute or otherwise make available such Term Loan proceeds to any Person, to fund, facilitate or finance any activities of or business or transaction with any Person, or in any Designated Jurisdiction, that, at the time of such funding, facilitation or financing is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, the Administrative Agent, any other Agent, or otherwise) of Sanctions.

7.15 Anti-Corruption Laws.

Directly or indirectly, use any Term Loan proceeds for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.16 Amendments to ABL Debt~~.~~or AUS Intercompany Note.

Amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing (a) the ABL Debt (including, without limitation, the ABL Documents) except to the extent permitted by the Intercreditor Agreement, or (b) the AUS Intercompany Note, except to the extent permitted by the AUS Subordination Agreement.

7.17 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Term Loans in accordance with the terms of this Agreement (b) payments and prepayments of the ABL Loans, and (c) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.03 and refinancings and refundings of such Indebtedness in compliance with Section 7.03(b).

7.18 Subsidiaries.

Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 6.13, 7.02 and 7.04; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares; or permit any Subsidiary to issue any Equity Interests that would result in such Subsidiary ceasing to be a wholly owned Subsidiary of the Borrower.

7.19 Tax Consolidation.

File or consent to the filing of any consolidated income tax return with any Person other than the Borrower and Subsidiaries. In relation to the Australian Borrower, become a member of an Australian Tax Consolidated Group.

7.20 Swaps.

Enter into any Swap Contract, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

7.21 Plans.

Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise); or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.08, 6.10, 6.11, 6.13, 6.14, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, Article VII or Article X; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect in the case of any representation or warranty modified by a materiality or Material Adverse Effect qualifier) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of ABL Debt or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than an event which permits the Term Loans hereunder to be prepaid prior to or as an alternative to the purchase, payment, defeasance or redemption of such Indebtedness and, in any such case, the Term Loans hereunder are prepaid prior thereto); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs any “Default” or “Event of Default” under and as defined in any ABL Loan Documents; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law~~,~~ or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver and manager, administrator, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver and manager, administrator, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding an Insolvency Event; or an Insolvency Event (as defined in the AUS Security Deed) occurs; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l) Change of Control. There occurs any Change of Control (unless, in the case of a transaction or event described in clause (a) or (b) of the defined term “Change of Control”, any Lender elects, in its sole discretion, to permit its Term Loan to remain outstanding after giving effect thereto, on terms and conditions to be determined by such Lender and the Borrower and/or any party to any such transaction; it being understood that with respect to any Lender electing not to permit its Term Loan to remain outstanding following the occurrence of such Change of Control, the provisions of this Section 8.01(l) shall apply) with respect to any subsequent Change of Control); or

(m) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Loan Parties or any of their Subsidiaries shall occur that is in excess of the Threshold Amount (excluding customary deductible thresholds established in accordance with historical past practices).

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent, with the approval of requisite appropriate Lenders (in their sole discretion) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 11.01.

8.02 Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Agent may, or shall, at the request of the Required Lenders, take any or all of the following actions:

(a) [reserved];

(b) declare the unpaid principal amount of all Obligations, including outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties to the fullest extent permitted by applicable Law;

(c) require that the Borrower Cash Collateralize contingent Obligations that have been asserted in writing in good faith but are not yet due and payable; and

(d) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code or any other Event of Default described in Sections 8.01(f) or (g), the unpaid principal amount of all outstanding Obligations, including all Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:

First, to payment of all Protective Advances,

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, in each case ratably among the Administrative Agent and the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Seventh, to payment of any other Obligations then due and payable, including the Cash Collateralization of any asserted indemnity obligations as provided herein; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification and expense reimbursement obligations not then due and payable), to the Borrower or as otherwise required by Law.

8.04 License.

The Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under Intellectual Property shall inure to the Administrative Agent’s benefit.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01 Appointment and Authority.

(a) Appointment. Each of the Lenders hereby irrevocably appoints, designates and authorizes Pathlight Capital LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the

Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of each Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except as set forth in Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to each Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent alone shall be authorized to determine eligibility and applicable advance rates under the Term Loan Borrowing Base, whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Secured Party or other Person for any error in judgment.

(b) Collateral Agent. Pathlight Capital LP shall act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Pathlight Capital LP to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Pathlight Capital LP, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Collateral Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of the Collateral Agent (or any other Person acting in such capacity) in its capacity as Australian Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to, Collateral Documents governed by the laws of Australia or the security thereby created. Any obligations of Collateral Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Collateral Agent in its capacity as Australian Security Trustee or the security thereby created to the extent that such obligations relate to Collateral Documents governed by the laws of Australia or the security thereby created. Additionally, in its capacity as Australian Security Trustee, Agent (or any other Person acting in such capacity) shall have:

(i) all the rights, remedies and benefits in favor of the Agent contained in the provisions of the whole of this Section 9.

(ii) all the powers of an absolute owner of the security constituted by the Collateral Documents governed by the laws of Australia; and

(iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owned by it under the Collateral Documents governed by the laws of Australia.

9.02 Rights as a Lender.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions.

(a) Each Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that each Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) Neither Agent nor any of such Agent’s Related Parties shall be liable for any action taken or not taken by such Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower or a Lender.

(c) Neither Agent nor any of such Agent’s Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04 Reliance by Administrative Agent and Collateral Agent.

Each Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the applicable Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent or Collateral Agent.

(a) Notice. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed (which Borrower consent shall not be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed (which Borrower consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removed hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Agent.

9.07 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral agent or a Lender hereunder.

9.09 Administrative Agent or Collateral Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the applicable Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the applicable Agent and their respective agents and counsel and all other amounts due the Lenders, and the applicable Agent under Sections 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to each Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.09, 2.10(b) and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) such Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) each Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles, provided that any actions by such Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (k) of Section 11.1 of this Agreement, (iii) each Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.

Each of the Lenders irrevocably authorize the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b) to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense, (x) release any Lien on any Property held by it (including any such Lien granted pursuant to a Mortgage) in connection with any Disposition permitted hereunder and (y) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 [Reserved].

9.12 Lender ERISA Representation.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other Agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of

PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other Agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, or any other Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, or any other Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Commitments or this Agreement.

(c) The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans, the Commitments for an amount less than the amount being paid for an interest in the Term Loans, the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.13 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty.

Each ~~Guarantor~~Loan Party hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each ~~Guarantor~~Loan Party, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each ~~Guarantor~~Loan Party individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each ~~Guarantor~~Loan Party, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the ~~Guarantors~~Loan Parties, or any of them, under this Guaranty, and each ~~Guarantor~~Loan Party hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders.

Each ~~Guarantor~~Loan Party consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each ~~Guarantor~~Loan Party consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such ~~Guarantor~~Loan Party under this Guaranty or which, but for this provision, might operate as a discharge of such ~~Guarantor~~Loan Party.

10.03 Certain Waivers.

Each ~~Guarantor~~Loan Party waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other ~~guarantor~~Guarantor , or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such ~~Guarantor~~Loan Party’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any ~~Guarantor~~Loan Party’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each ~~Guarantor~~Loan Party expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04 Obligations Independent.

The obligations of each ~~Guarantor~~Loan Party hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each ~~Guarantor~~Loan Party to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation.

No ~~Guarantor~~Loan Party shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facility are terminated. If any amounts are paid to a ~~Guarantor~~Loan Party in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each ~~Guarantor~~Loan Party under this paragraph shall survive termination of this Guaranty.

10.07 Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each ~~Guarantor~~Loan Party, jointly and severally, immediately upon demand by the Secured Parties.

10.08 Condition of Borrower.

Each ~~Guarantor~~Loan Party acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such ~~Guarantor~~Loan Party requires, and that none of the Secured Parties has any duty, and such ~~Guarantor~~Loan Party is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each ~~Guarantor~~Loan Party waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09 Appointment of U.S. Borrower.

Each of the Loan Parties hereby appoints the U.S. Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the U.S. Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the U.S. Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the U.S. Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10 Right of Contribution.

The ~~Guarantors~~Loan Parties agree among themselves that, in connection with payments made hereunder, each ~~Guarantor~~Loan Party shall have contribution rights against the other ~~Guarantors~~Loan Parties as permitted under applicable Law.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, without the written consent of each Lender;

(b) [Reserved];

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant this Agreement) without the prior written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.01 or of any Default is not considered an extension or increase in Commitments of any Lender);

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder, including without limitation extending the Facility Termination Date, or under such other Loan Document without the written consent of each directly and adversely affected Lender;

(e) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;

(f) change (i) Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Term Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders or (iii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(g) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) except as contemplated in the Intercreditor Agreement, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) except as contemplated in the Intercreditor Agreement, release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(j) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender;

(k) impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(l) without the prior written consent of all Lenders, (i) increase the applicable advance rates set forth in the definition of “Term Loan Borrowing Base”, (ii) amend the definition of “Term Loan Borrowing Base” or any component definition thereof which would result in an increase in the amount of the Term Loan Borrowing Base, or (iii) amend the definition of “Term Loan Reserve” or “TL Priority Collateral Reserves” (or any component definition of either such term) or cease to cause deduction of the ABL Agent from the ABL Borrowing Base (or fail to establish or maintain) the “Term Loan Reserve,”

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (B) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent or the Collateral Agent, as applicable, may amend or modify this Agreement and any other Loan Document to (i) to cure any ambiguity, omission, mistake, defect or inconsistency therein or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, except with respect to Borrower and the other Loan Parties, sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, or the Administrative Agent, to the address, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii) if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that (x) if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (y) no such notice or communication shall be sent to Borrower or any other Loan Party via facsimile). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent and the Lenders may be delivered or furnished by electronic communication (including e-mail, and Internet or intranet websites established by the Administrative Agent) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) [reserved].

(d) Change of Address, Etc. Each of the Borrower, and the Administrative Agent may change its address, fax number or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, except to the extent such losses, costs, expenses or liabilities resulted from the gross negligence or willful misconduct of the applicable Person. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including (A) any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral and (B) subject to the limits of Section 6.10, any examination or appraisal with respect to any Loan Party or Collateral by the Administrative Agent’s personnel or a third party) or any amendments, modifications or waivers of the provisions hereof or thereof

(whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved], and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Term Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Real Property, or other property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loans at the time owing to it); provided that (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of the Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Term Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c) below of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) below of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (C) [reserved], or (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b) Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d) Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or a Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of a Term Loan, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 ~~Waiver of Jury Trial~~WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and, if an Event of Default has occurred and is continuing, performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the other Agents and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan

Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18 Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.19 USA PATRIOT Act Notice.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.20 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions.

Solely to the extent any Lender that is an ~~EEA~~Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an ~~EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

11.21 Time of the Essence.

Time is of the essence of the Loan Documents.

11.22 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.23 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.24 Intercreditor Agreement.

(a) EACH LENDER PARTY HERETO (I) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, (II) AUTHORIZES AND DIRECTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF, AND (III) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO THE INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.

(b) THE PROVISIONS OF THIS SECTION 11.24 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM COLLATERAL AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND THEIR RESPECTIVE AGENTS (INCLUDING THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED AND AGREED TO BY THE LOAN PARTIES AS PARTY THERETO. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

(d) IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL GOVERN.

11.25	Australian Banking Code of Practice. Each of the parties hereto agrees that the Australian Banking Code of Practice does not apply to the Agreement and the transactions in connection herewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:	ARMSTRONG FLOORING, INC., a Delaware corporation

By:
Name: Title:

GUARANTOR:	AFI LICENSING LLC, a Delaware limited liability company

By:
Name: Title:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	PATHLIGHT CAPITAL LP, as Administrative Agent and Collateral Agent By: Pathlight GP LLC Its: General Partner By: Name: Title:

Address:

18 Shipyard Drive, Suite 2C Hingham, MA 02043

LENDER:	PATHLIGHT CAPITAL FUND I LP, as a Lender By: Pathlight Partners GP LLC Its: General Partner By: Name: Title: Address: 18 Shipyard Drive, Suite 2C Hingham, MA 02043

Schedule 1.01(b)

Commitments and Applicable Percentages

As of the Closing Date:

Lender	Original Term Loan Commitment	Applicable Percentages
Pathlight Capital Fund I LP	$83,250,000.00	100%
		%
Total	$83,250,000.00	100.000000000%

As of the Second Amendment Effective Date:

Lender	Second Amendment US Term Loan Commitment	Applicable Percentages
Pathlight Capital Fund I LP	$10,000,000.00	100%
Total	$10,000,000.00	100.000000000%

Lender	AUS Term Loan Commitment		Applicable Percentages
Pathlight Capital Fund I LP	$	~~.00~~25,000,000.00	100%
	~~$~~	~~0.00~~	~~%~~
Total	$	~~70,000,000.00~~25,000,000.00	100.000000000%

Exhibit A

Form of Administrative Questionnaire

See Attached.

~~[NTD: ALL EXHIBITS / SCHEDULES TO BE REVISED BY AGENT FOLLOWING APPROVAL OF ABL AMENDMENT]~~

EXHIBIT C

[Form of]

Compliance Certificate

Financial Statement Date: [                    ,                     ]

TO:	PATHLIGHT CAPITAL LP, as Administrative Agent

RE:

Term Loan Agreement, dated as of June 23, 2020, by and among Armstrong Flooring, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders and Pathlight Capital LP, as Administrative Agent, (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the [            ] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such Consolidated and consolidating financial statements fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, as of the date of this Certificate, no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following is a list of each Default existing as of the date of this Certificate and its nature and status:]

4. Except as set forth on Schedule B attached hereto, the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are true and correct on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

6. The information set forth on Schedule C attached hereto is true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

☐ Check for distribution to PUBLIC and Private side Lenders~~1~~2

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

~~1~~2	If this is not checked, this certificate will only be posted to Private side Lenders.

ARMSTRONG FLOORING, INC., a Delaware corporation

By:
Name:
Title:

For the Quarter/Year ended                                 (“Statement Date”)

SCHEDULE A

to the Compliance Certificate

I.	Section 2.05(b) – Reinvestments

A. Reinvestments made within 180 days of the date of a Disposition or Involuntary Disposition pursuant to Section 2.05(b) that consists of proceeds of the Disposition of any assets that constitute Eligible Accounts, Eligible Inventory, Eligible Machinery and Equipment, or Eligible Real Property:

	1. Aggregate amount as of the Statement Date for the period beginning the date of the most recently delivered Compliance Certificate through and including the Statement Date:	$______________

	2. Aggregate amount as of the Statement Date for the period beginning on the Closing Date through and including the Statement Date:	$______________

B. Reinvestments made within 180 days of the date of a Disposition or Involuntary Disposition pursuant to Section 2.05(b) that consists of proceeds of the Disposition of any assets that do not constitute Eligible Accounts, Eligible Inventory, Eligible Machinery and Equipment, or Eligible Real Property:

	1. Aggregate amount as of the Statement Date for the period beginning the date of the most recently delivered Compliance Certificate through and including the Statement Date:	$______________

	2. Aggregate amount as of the Statement Date for the period beginning on the Closing Date through and including the Statement Date:	$______________

II.	Section 7.02(g) – Investments in any Foreign Subsidiary

	A. Aggregate amount of Investments in any Foreign Subsidiary as of the Statement Date:	$	______________

	Maximum permitted:		$5,000,000

	Section 7.02(i) – Investments in Joint Ventures B. Aggregate amount of Investments in joint ventures as of the Statement Date:	$	________________

	Maximum permitted:		$5,000,000

	Section 7.02(j) – Other Investments

	C. Investments not contemplated by the other provisions of Section 7.02 of the Credit Agreement:	$	________________

	Maximum permitted per fiscal year		$1,000,000

	Section 7.02 – Aggregate Investment Amounts under Clauses (g), (i) and (j)

	D. Investments under Sections 7.02(g), (i) and (j) of the Credit Agreement:	$	______________

	Maximum permitted		$7,5000,000

III.	Section 7.05(a) – Dispositions

	A. Net book value of all assets sold or otherwise disposed of by Borrower and its Subsidiaries after the Closing Date under Section 7.05(a) of the Credit Agreement:

	1. Aggregate amount as of the Statement Date for the period beginning the date of the most recently delivered Compliance Certificate through and including the Statement Date:	$	________________

	2. Aggregate amount as of the Statement Date for the period beginning on the Closing Date through and including the Statement Date:	$	________________

	Maximum permitted:	$ 4,000,000

Section 7.05(c)(ii) – Dispositions

B. Net book value of all assets sold or otherwise disposed of by Borrower and its Subsidiaries after the Closing Date under Section 7.05(c)(ii) of the Credit Agreement:

	1. Aggregate amount as of the Statement Date for the period beginning the date of the most recently delivered Compliance Certificate through and including the Statement Date:	$______________

	2. Aggregate amount as of the Statement Date for the most recently ended twelve month period:	$______________

	Maximum permitted per twelve month period:	$ 1,000,000

Section 7.05(g) – Dispositions

C. Net book value of all assets sold or otherwise disposed of by Borrower and its Subsidiaries after the Closing Date under Section 7.05(g) of the Credit Agreement:

	1. Aggregate amount as of the Statement Date for the period beginning the date of the most recently delivered Compliance Certificate through and including the Statement Date:	$______________

	2. Aggregate amount as of the Statement Date for the period beginning on the Closing Date through and including the Statement Date:	$______________

IV.	Section 7.11(a) – Minimum Availability

A. At all times until the application of the South Gate Repayment Amount pursuant to Section 2.05(b), Availability (calculated without giving effect to the amount of the Availability Block then in effect pursuant to the ABL Credit Agreement) has not been less than:

$______________

Minimum required:	$ 30,000,000

Section 7.11(a) – Minimum Consolidated Cash Flow

B. Consolidated EBITDA for the Measurement Period most recently completed (the “Subject Period”):

1. Consolidated Net Income for Subject Period:	$______________

2. Consolidated Interest Charges for Subject Period:	$______________

3. provision for federal, state, local and foreign income taxes payable for Subject Period:	$______________

4. depreciation expenses for Subject Period:	$______________

5. amortization expenses for Subject Period:	$______________

6. non-cash expenses and losses relating to pensions~~2~~3 for Subject Period:	$______________

7. cash payments pertaining to the Borrower’s U.S. post-retirement defined benefit plan that were not included in calculating Consolidated Net Income~~3~~4:	$______________

8. non-cash gains relating to pensions for Subject Period~~4~~5:	$______________

~~2~~3

Excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods.

~~3~~4	Include from and after the earlier of (i) Consolidated Fixed Charge Coverage Ratio Stabilization Date, or (ii) December 31, 2022

~~4~~5

Without duplication and to the extent reflected as a gain or otherwise included in the calculation of Combined Net Income for the Subject Period (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods), provided that if any non-cash expenses or income related to pensions in the current accounting period are ever paid for or received in cash in a future accounting period, the Consolidated EBITDA for the future accounting period will reflect the associated increase or decrease from receipt or payment for the Subject Period.

	9. Consolidated EBITDA for Subject Period (Lines IV.B.1 + 2 + 3 + 4 + 5 + 6 - 7 - 8):	$________________

	C. Capital Expenditures (except those financed with Indebtedness for borrowed money other than ABL Loans) for Subject Period:	$________________

	D. the aggregate amount of federal, state and local income taxes paid in cash during Subject Period:	$________________

	E. cash payments pertaining to the Borrower’s U.S. post-retirement defined benefit plan that were not included in calculating Consolidated Net Income for Subject Period:	$________________

	F. Consolidated Interest Charges to the extent paid in cash during Subject Period:	$________________

G. the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding Indebtedness for borrowed money or regularly scheduled principal payments with respect to any Indebtedness for borrowed money, in each case during such period (excluding, for the avoidance of doubt, voluntary payments or principal prepayments of the ABL Loans except if in conjunction with a reduction in the Revolving Commitments):

$________________

	H. Consolidated Cash Flow for Subject Period (Lines IV.B.9 – IV.C – IV.D – IV.E – IV.F – IV.G):	$________________

	Minimum required:	$[See Schedule 7.11]

V.	Section 7.11(b) – Minimum Consolidated Fixed Charge Coverage Ratio

	A. Consolidated EBITDA for Subject Period (Line IV.B above):	$________________

B. aggregate amount of all Capital Expenditures (except those financed with Indebtedness for borrowed money other than ABL Loans) for Subject Period:	$______________

C. aggregate amount of federal, state, local and foreign income taxes paid in cash for Subject Period:	$______________

D. Consolidated Interest Charges to the extent paid in cash for Subject Period:	$______________

E.  aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments (excluding, for the avoidance of doubt, voluntary payments or principal prepayments of the ABL Loans except if in conjunction with a reduction in the Revolving Commitment) for Subject Period:

$______________

F. Restricted Payments for Subject Period:	$______________

G. Combined Fixed Charge Coverage Ratio (Line V.A – B – C) ÷ (Line V.D + E + F):	$______________

Minimum Required	[______________]~~5~~6

~~[5]~~ 	~~Fixed Charge Coverage Ratio shall only be tested for a Measurement Period during a Financial Covenant Trigger Period.~~

[6]	Fixed Charge Coverage Ratio shall only be tested for a Measurement Period during a Financial Covenant Trigger Period.

SCHEDULE B~~6~~7

~~6~~7

Include any representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith that are not true and correct on and as of the date hereof.

SCHEDULE C

For the Quarter/Year ended                      (“Statement Date”)

I.	The following Schedules to the Credit Agreement are updated in accordance herewith: [insert as applicable: Schedules 1.01(c), 5.10, 5.20(a), 5.20(b), 5.21(b), 5.21(c), 5.21(d)(i), 5.21(d)(ii), 5.21(e), 5.21(f), 5.21(g) and 5.21(h)]. See attached for all updated Schedules.

II.	Certain payments made during prior fiscal year:

	1. The amount of Restricted Payments made during the prior fiscal year:	$______________

Describe:

	2. The amount of Investments (including Permitted Acquisitions) made during the prior fiscal year:	$______________

Describe:

	3. The amount of Dispositions made during the prior fiscal year:	$______________

Describe:

	4. The amount of Capital Expenditures made during the prior fiscal year:	$______________

Describe:

	5. The amount of Debt Issuances made during the prior fiscal year:	$______________

Describe:

	6. The amount of Equity Issuances made during the prior fiscal year:	$______________

Describe:

III.	Amounts received in connection with any Extraordinary Receipt during the prior fiscal year:	$______________

Describe:

~~Schedule 7.11~~

~~I.~~

~~(a) Minimum Availability. On and after the First Amendment Effective Date, Borrowers shall not permit Availability at any time during any Measurement Period specified in the table below to be less than the Minimum Availability specified in the table below:~~

~~Measurement Period~~	~~Minimum Availability~~
~~First Amendment Effective Date through and including November 30, 2021~~	~~$~~	~~32,500,000~~
~~December 1, 2021 through December 31, 2021, and each calendar month period thereafter, in each case commencing on the first day of such month and ending on the last day of such month~~	~~$~~	~~25,000,000~~

~~(b) Minimum Consolidated Cash Flow. At all times when the Outstanding Amount of all Revolving Loans and Swingline Loans exceeds zero Dollars ($0), the Loan Parties shall not permit Consolidated Cash Flow as of each Measurement Period set forth in the table below to be less than the amount set forth opposite such Measurement Period in the table below:~~

~~Measurement Period ending~~	~~Minimum Consolidated Cash Flow~~
~~September 30, 2020~~	~~$~~	~~(39,345,000~~	)
~~December 31, 2020~~	~~$~~	~~(54,450,000~~	)
~~March 31, 2021~~	~~$~~	~~(71,925,000~~	)
~~June 30, 2021~~	~~$~~	~~(70,600,000~~	)
~~September 30, 2021~~	~~$~~	~~(84,000,000~~	)
~~December 31, 2021~~	~~$~~	~~(67,800,000~~	)
~~March 31, 2022~~	~~$~~	~~(52,900,000~~	)
~~June 30, 2022~~	~~$~~	~~(35,575,000~~	)
~~September 30, 2022~~	~~$~~	~~(22,300,000~~	)
~~December 31, 2022~~	~~$~~	~~(10,800,000~~	)

~~II. No later than November 15, 2021, Riveron RTS, LLC shall deliver to Administrative Agent a report on its review of cash flows, projections and other matters covered by its scope of engagement in form and substance reasonably satisfactory to the Administrative Agent.~~

~~III. No later than December 31, 2021, or such later date as the Administrative Agent may agree in its sole and absolute discretion so long as the ABL Agent also consents to such extension and no Event of Default has occurred and is then continuing, the Administrative Agent, the Lenders, the Loan Parties, the ABL Agent and ABL Lenders shall have entered into amendments to the Loan Documents and the ABL Loan Documents, as applicable, addressing, among other things, modifications to the financial covenants set forth in the Agreement and the ABL Credit Agreement for future periods and addressing the Borrowers’ liquidity needs, all such amendments to be in form and substance acceptable to the Administrative Agent and Lenders in their sole and absolute discretion.~~

Annex B

to Second Amendment

Schedules to Credit Agreement

[See attached.]

Annex C

to Second Amendment

Schedule 7.11

I. Financial Covenants.

(a) Minimum Availability. On and after the Second Amendment Effective Date, Borrowers shall not permit Availability at any time during any Measurement Period specified in the table below to be less than the Minimum Availability specified in the table below:

Measurement Period	Minimum Availability
Second Amendment Effective Date through and including March 31, 2022	$25,000,000
April 1, 2022 through April 30, 2022, and each calendar month period thereafter, in each case commencing on the first day of such month and ending on the last day of such month	$30,000,000

(b) Minimum Consolidated Cash Flow. From and after the month ending December 31, 2021, the Loan Parties shall not permit Consolidated Cash Flow on the last day of each month set forth in the table below to be less than the amount set forth opposite such month in the table below, in each case, calculated on a cumulative basis, beginning with the month ending December 31, 2021:

Applicable Month	Minimum Consolidated Cash Flow
December 2021	$(21,000,000)
January 2022	$(26,000,000)
February 2022	$(30,000,000)
March 2022	$(34,000,000)
April 2022	$(36,000,000)
May 2022	$(37,000,000)
June 2022	$(40,000,000)

II. Reporting and Other Requirements. After the Second Amendment Effective Date, the Loan Parties shall:

(a) No later than Thursday of each calendar week commencing with the first week of January 2022, cause the Consultant to (i) deliver to Administrative Agent a rolling 13-week cash flow report with variance analysis in form and substance reasonably satisfactory to the Administrative Agent and (ii) participate in weekly update calls with the Administrative Agent and Lenders in accordance with Section 6.25 of the Credit Agreement.

(b) Together with the delivery of each Borrowing Base Report, the Loan Parties shall provide (i) a calculation of Formula Availability and (ii) a report on cash balances in all deposit accounts held with JPMorgan Chase Bank or any of its Affiliates during the period commencing on the date that the immediately preceding Borrowing Base Report was submitted through the date of the current Borrowing Base Report.

Annex C

to Second Amendment

(c) If any Obligations remain outstanding and/or any Commitments remain in effect under the Credit Agreement as of June 30, 2022, then no later than June 30, 2022, or such later date as the Administrative Agent and Required Lenders may agree in their sole and absolute discretion so long as the ABL Agent also consents to such extension, the Administrative Agent, the Lenders, the Loan Parties, the ABL Agent and ABL Lenders shall have entered into amendments to the Loan Documents and the ABL Documents, as applicable, addressing, among other things, modifications to the financial covenants set forth in the Agreement and the ABL Credit Agreement for future periods and addressing the Borrowers’ liquidity needs, all such amendments to be in form and substance acceptable to the Administrative Agent and Lenders in their sole and absolute discretion.

(d) No later than January 7, 2022, (i) an intercompany loan or other distribution from the Australian Borrower to the U.S. Borrower shall have been applied to repay the Loans, and (ii) the original, fully executed and compiled AUS Intercompany Note, the AUS Subordination Agreement and the AUS Note Pledge Agreement shall be delivered to the Administrative Agent, each in form and substance satisfactory to the Administrative Agent and the Lenders.

(e) No later than January 31, 2022, or such later date as the Administrative Agent may agree in its reasonable discretion, the U.S. Borrower shall cause the pledge and delivery of the Equity Interests (and transfer powers with respect thereto) in Foreign Subsidiaries of the U.S. Borrower (other than the Australian Borrower) in accordance with the Pledge Agreement (as amended by the Second Amendment).

Annex D

to Second Amendment

Schedule to Pledge Agreement

[See attached.]

Annex E

to Second Amendment

Fifth Amendment to ABL Credit Agreement

[See attached.]

Annex F

to Second Amendment

Amended and Restated Intercreditor Agreement

[See attached.]